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As filed with the Securities and Exchange Commission on April 17, 2017

Registration No. 333-216854

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DASEKE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	47-3913221 (I.R.S. Employer Identification Number)

15455 Dallas Parkway, Suite 440
Addison, Texas 75001
(972) 248-0412
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

R. Scott Wheeler
Executive Vice President and Chief Financial Officer
Daseke, Inc.
15455 Dallas Parkway, Suite 440
Addison, Texas 75001
(972) 248-0412
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan J. Bogdanow
Lanchi D. Huynh
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
(214) 220-7700

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☒

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 17, 2017

PRELIMINARY PROSPECTUS

DASEKE, INC.

55,443,935 Shares of Common Stock
15,080,756 Warrants to Purchase Common Stock
650,000 Shares of 7.625% Series A Convertible Cumulative Preferred Stock

          This prospectus relates to the issuance by us of up to 17,520,332 shares of our common stock, par value $0.0001 per share ("Common Stock"), which consist of (a) 9,979,954 shares that may be issued upon the exercise of 19,959,908 warrants (the "Public Warrants") originally sold as part of units in our July 2015 initial public offering (the "IPO") and (b) 7,540,378 shares that may be issued upon the exercise of 15,080,756 warrants originally issued to Hennessy Capital Partners II LLC (the "HCAC Sponsor") in a private placement that closed simultaneously with the consummation of the IPO (the "Private Placement Warrants" and, together with the Public Warrants, the "Warrants"). Each Warrant entitles the holder to purchase Common Stock at an exercise price of $5.75 per one-half of a share of Common Stock (or $11.50 per whole share of Common Stock). In addition, this prospectus relates to the resale from time to time of 55,443,935 shares of Common Stock, 15,080,756 Private Placement Warrants and 650,000 shares of our 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share ("Series A Preferred Stock"), by the selling security holders named in this prospectus or their permitted transferees (the "Selling Securityholders"). The 55,443,935 shares of Common Stock consist of:

  (i)
  26,665,330 shares issued in a private placement as consideration to former Daseke, Inc. stockholders (such stockholders, the "Private Daseke Stockholders") upon consummation of the Business Combination (as defined herein);

  (ii)
  2,288,043 shares originally issued to the HCAC Sponsor in a private placement prior to the closing of the IPO (the "Founder Shares"), 440,000 of which were subsequently transferred to Hennessy Capital's former independent directors and officers and an advisor, and the remaining 1,848,043 of which were subsequently distributed on a pro rata basis to the HCAC Sponsor's members or their permitted transferees (such stockholders, the "Founder Share Holders");

  (iii)
  419,669 shares issued in a private placement to the Backstop Commitment Investors (as defined below) that closed concurrently with the consummation of the Business Combination;

  (iv)
  9,979,954 shares that may be issued upon the exercise of the Public Warrants and 7,540,378 shares that may be issued upon the exercise of the Private Placement Warrants; and

  (v)
  8,550,561 shares, representing (a) 5,652,171 shares of Common Stock that may be issued upon conversion of the outstanding Series A Preferred Stock (assuming a conversion price of $11.50 per share) and (b) 2,898,390 shares of Common Stock issuable over the next five years if we pay all dividends on our Series A Preferred Stock in shares of Common Stock (assuming a constant market price of our Common Stock of $9.00 per share).

          The shares of Common Stock that may be issued by us and the shares of Common Stock, the Private Placement Warrants and the shares of Series A Preferred Stock that may be sold by the Selling Securityholders are collectively referred to in this prospectus as the "Offered Securities." We will not receive any of the proceeds from the sale by the Selling Securityholders of the Offered Securities. We will receive the proceeds from the exercise of the Warrants for cash, but not from the sale of the underlying shares of Common Stock. See "Use of Proceeds" beginning on page 14 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Offered Securities, including with regard to compliance with state securities or "blue sky" laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of the Offered Securities, except as otherwise expressly set forth under "Plan of Distribution" beginning on page 34 of this prospectus.

          This prospectus describes the general manner in which the Offered Securities may be offered and sold. If necessary, the specific manner in which the Offered Securities may be offered and sold will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein before you invest in any of our securities.

          The Selling Securityholders may offer, sell or distribute Offered Securities publicly or through private transactions. If the Selling Securityholders use underwriters, dealers or agents to sell Offered Securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds the Selling Securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

          Our Common Stock and Warrants are listed on The NASDAQ Capital Market ("Nasdaq") under the symbols "DSKE" and "DSKEW," respectively. There is no established trading market for our Series A Preferred Stock. On April 13, 2017, the closing prices of our Common Stock and Warrants were $9.93 and $1.09, respectively.

          INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

          Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2017

        You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents (or the date of the document incorporated by reference, as applicable).

i

SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus or in documents incorporated by reference herein. For a more complete understanding of this offering, you should read carefully the entire prospectus, including the risk factors, and the documents incorporated herein by reference.

Background

        We were originally incorporated in April 2015 as a special purpose acquisition company, or SPAC, under the name Hennessy Capital Acquisition Corp. II ("Hennessy Capital") for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Hennessy Capital and one or more businesses. Until the consummation of the Business Combination (defined and described below), Hennessy Capital's common stock, units and warrants were traded on Nasdaq under the symbols "HCAC," "HCACU" and "HCACW," respectively.

        On February 27, 2017, Hennessy Capital consummated the merger of its wholly owned subsidiary with and into Daseke, Inc., with Daseke, Inc. surviving as a direct wholly owned subsidiary of Hennessy Capital (the "Business Combination"), in accordance with the Agreement and Plan of Merger, dated December 22, 2016 (the "Merger Agreement"), by and among Hennessy Capital, HCAC Merger Sub, Inc., Daseke, Inc. and Don R. Daseke, solely in his capacity as the Stockholder Representative (as defined therein). Subsequent to the closing of the Business Combination, on February 27, 2017, Daseke, Inc. changed its name to "Daseke Companies, Inc." and Hennessy Capital changed its name to "Daseke, Inc." In connection with the closing of the Business Combination, our Common Stock and Warrant trading symbols on Nasdaq were changed to "DSKE" and "DSKEW," respectively, and Hennessy Capital's units separated into their component parts of one share of Common Stock and one Public Warrant and ceased trading on Nasdaq.

        In this prospectus, unless the context otherwise indicates, references to (i) "Private Daseke" are to Daseke, Inc. prior to the consummation of the Business Combination, (ii) "Hennessy Capital" are to the registrant prior to the consummation of the Business Combination, and (iii) "Daseke," the "Company," "we," "us" and "our" refer to Daseke, Inc. and its subsidiaries at and after the consummation of the Business Combination .

Presentation of Financial and Operating Data

        The Business Combination is being accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification Topic 805, Business Combinations. The Business Combination is being accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Hennessy Capital will be treated as the "acquired" company for financial reporting purposes. This determination was primarily based on Private Daseke comprising the ongoing operations of the combined company, Private Daseke's senior management comprising the senior management of the combined company, and Private Daseke stockholders having a majority of the voting power of the combined company. For accounting purposes, Private Daseke is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Private Daseke (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Private Daseke). Therefore, unless otherwise stated, the financial information and operating data as of dates and for periods prior to the consummation of the Business Combination that are presented or incorporated by reference in this prospectus are that of Private Daseke and its consolidated subsidiaries.

Our Company

        We are a leading consolidator of the open deck freight market in North America and, of the 50 largest U.S. trucking companies, Private Daseke was one of the fastest-growing companies in 2015.(1) Through Private Daseke's acquisition of nine operating companies, we believe we have become the largest owner of open deck equipment(2) and the second largest provider of open deck transportation and logistics.(3) In 2016, Private Daseke generated revenue of approximately $652 million, compared to $30 million in 2009 (its first full year of operations), reflecting a compound annual growth rate of approximately 55%.

        We deliver a comprehensive and diverse offering of flatbed and specialized transportation and logistics solutions to approximately 3,600 customers across 49 U.S. states, Canada and Mexico through two reportable segments: Flatbed Solutions and Specialized Solutions. The Flatbed Solutions segment focuses on delivering transportation and logistics solutions that principally require the use of flatbed and retractable-sided transportation equipment, and the Specialized Solutions segment focuses on delivering transportation and logistics solutions that principally include super heavy haul, high-value customized, over-dimensional, step deck and removable gooseneck trailer solutions. The Flatbed Solutions segment and Specialized Solutions segment generated approximately 47% and 53%, respectively, of revenue in 2016.

        Both of our reportable segments operate highly flexible business models comprised of company-owned tractors and asset-light operations (which consist of owner-operator transportation and freight brokerage). Our asset-based operations have the benefit of providing shippers with certainty of delivery and continuity of operations. Alternatively, our asset-light operations offer flexibility and scalability to meet customers' dynamic needs and have lower capital expenditure requirements and fixed costs. Approximately 66% of 2016 freight and brokerage revenue was derived from company-owned equipment, and approximately 34% was derived from asset-light services.

Corporate Information

        Our principal executive office is located at 15455 Dallas Parkway, Suite 440 Addison, Texas 75001, and our telephone number at that location is (972) 248-0412. Our website for investors is at http://investor.daseke.com. The information on or accessible through our website is not incorporated by reference into or otherwise made part of this prospectus.

(1)
Journal of Commerce, April 2016

(2)
CCJ Top 250, September 2016

(3)
"Top 100 For-Hire Carriers," 2016 Transport Topics

 THE OFFERING

        We are registering (i) the issuance by us of up to 17,520,332 shares of Common Stock that may be issued upon the exercise of the Warrants and (ii) the resale from time to time by the Selling Securityholders of 55,443,935 shares of Common Stock, 15,080,756 Private Placement Warrants and 650,000 shares of Series A Preferred Stock.

Shares of Common Stock to be issued by us upon exercise of the Warrants	17,520,332
Common Stock offered by the Selling Securityholders

We are registering 55,443,935 shares of Common Stock to be offered from time to time by the Selling Securityholders, which consists of (i) 26,665,330 shares that were issued in a private placement as consideration to the Private Daseke Stockholders upon consummation of the Business Combination, (ii) 2,288,043 Founder Shares, which were originally issued to the HCAC Sponsor in a private placement prior to the closing of the IPO (440,000 of which were subsequently transferred to Hennessy Capital's former independent directors and officers and an advisor, and the remaining 1,848,043 of which were subsequently distributed on a pro rata basis to the HCAC Sponsor's members or their permitted transferees), (iii) 419,669 shares that were issued to D. E. Shaw Valence Portfolios, L.L.C., Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Blackwell Partners, LLC, Series A, Pine River Master Fund Ltd. and Sunrise Partners Limited Partnership (such investors, collectively, the "Backstop Commitment Investors") in a private placement that closed concurrently with the consummation of the Business Combination, (iv) 9,979,954 shares that may be issued upon the exercise of the Public Warrants and 7,540,378 shares that may be issued upon the exercise of the Private Placement Warrants, and (v) 8,550,561 shares, representing (a) 5,652,171 shares of Common Stock that may be issued upon conversion of the outstanding Series A Preferred Stock (assuming a conversion price of $11.50 per share) and (b) 2,898,390 shares of Common Stock issuable over the next five years if we pay all dividends on our Series A Preferred Stock in shares of Common Stock (assuming a constant market price of the Common Stock of $9.00 per share)

Private Placement Warrants offered by certain Selling Securityholders

We are registering 15,080,756 Private Placement Warrants to be offered from time to time by certain Selling Securityholders. Each Private Placement Warrant entitles the holder to purchase Common Stock at an exercise price of $5.75 per one-half of a share of Common Stock (or $11.50 per whole share of Common Stock), subject to adjustment as set forth in the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Hennessy Capital (the "Warrant Agreement"). The Private Placement Warrants will expire at 5:00 p.m., New York time, on February 27, 2022 or earlier upon redemption or liquidation.

Series A Preferred Stock offered by certain Selling Securityholders

We are registering 650,000 shares of Series A Preferred Stock to be offered from time to time by certain Selling Securityholders, which consists of shares that were issued to Blackwell Partners, LLC, Series A, Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., the Osterweis Strategic Investment Fund and the Osterweis Strategic Income Fund (such investors, collectively, the "Preferred Investors") in a private placement (the "Preferred Financing") that closed concurrently with the consummation of the Business Combination.

Conversion of Series A Preferred Stock

Each share of Series A Preferred Stock is convertible, at the holder's option at any time, initially into approximately 8.6957 shares of Common Stock (assuming a conversion price of $11.50 per share), subject to specified adjustments as set forth in the Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock of Daseke, Inc. (the "Certificate of Designations"). In addition, we have the right, at our option, to cause all outstanding shares of Series A Preferred Stock to be automatically converted into shares of Common Stock under certain circumstances. Furthermore, if we undergo certain fundamental changes, all outstanding shares of Series A Preferred Stock will automatically be converted into shares of Common Stock on the effective date of such fundamental change. For more information regarding conversion of our Series A Preferred Stock, see "Description of Capital Stock—Series A Preferred Stock."

Dividends on Series A Preferred Stock

Holders of our Series A Preferred Stock are entitled to receive, when, as and if declared by the Company's board of directors, cumulative dividends at the rate of 7.625% per annum (the dividend rate) on the $100 liquidation preference per share of Series A Preferred Stock, payable quarterly in arrears on each dividend payment date. Dividends are paid, at the Company's option, in cash, shares of Common Stock or a combination thereof. For more information, see "Description of Capital Stock—Series A Preferred Stock."

Terms of the offering

The Selling Securityholders will determine when and how they will dispose of the Common Stock, Private Placement Warrants and Series A Preferred Stock registered under this prospectus for resale. For additional information concerning the offering, see "Plan of Distribution" beginning on page 34.

Securities outstanding prior to this offering	37,715,960 shares of Common Stock, 35,040,664 Warrants and 650,000 shares of Series A Preferred Stock are issued and outstanding as of March 20, 2017.
Securities outstanding after this offering(1)

63,786,858 shares of Common Stock, assuming (i) the exercise of all Warrants, (ii) the conversion of all shares of Series A Preferred Stock (at a conversion price of $11.50 per share) and (iii) all dividends on our Series A Preferred Stock over the next five years are paid in shares of Common Stock, assuming a constant market price of our Common Stock of $9.00 per share.

Risk factors	Before investing in our securities, you should carefully read and consider the information set forth in "Risk Factors" beginning on page 7.
Use of proceeds

We will not receive any of the proceeds from the sale of Offered Securities by the Selling Securityholders. However, we will receive proceeds of $201,483,818 from the exercise of the Warrants if they are all exercised for cash by the holders of the Warrants at an exercise price of $5.75 per one-half of a share of Common Stock. We intend to use any such proceeds for working capital and general corporate purposes.

Trading market and symbol

Our Common Stock and Warrants are listed on Nasdaq under the symbols "DSKE" and "DSKEW," respectively. Our Series A Preferred Stock is not listed, and we have not applied to have our Series A Preferred Stock listed, on any exchange, and our Series A Preferred Stock is not quoted on the OTC Bulletin Board.

(1)
The number of outstanding shares of Common Stock that will be outstanding after this offering excludes (a) 4,500,000 shares of Common Stock reserved and available for issuance under the Daseke, Inc. 2017 Omnibus Incentive Plan (the "Incentive Plan") and (b) 1,420,000 shares of common stock issuable upon the exercise of options granted under the Incentive Plan, in each case, as of March 20, 2017.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or any prospectus supplement may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries. Statements preceded by, followed by or that include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "believe," "plan," "should," "could," "would," "goals" or similar expressions are intended to identify some of the forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements due to, among other things, the risks and uncertainties described in this prospectus, Hennessy Capital's definitive proxy statement dated February 6, 2017 (the "Proxy Statement"), and in our Current Report on Form 8-K/A, filed with the SEC on March 16, 2017. These forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update publicly or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise, except as required by federal securities law.

RISK FACTORS

        An investment in our securities involves risks. You should carefully consider all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding whether to purchase our securities. In particular, you should carefully consider the risk factors described below, the risk factors included in the Proxy Statement, including those under "Risk Factors—Risk Factors Relating to Daseke's Business and Industry," the risk factors included in Item 2.01 of our Current Report on Form 8-K/A, filed with the SEC on March 16, 2017, risk factors included in other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, and risk factors that may be included in any applicable prospectus supplement, as well as risks described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in any such reports or documents and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Our only significant asset is ownership of 100% of the capital stock of Daseke Companies, Inc., and we do not currently intend to pay dividends on our Common Stock; consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

        We have no direct operations and no significant assets other than the ownership of 100% of the capital stock of Daseke Companies, Inc. We depend on Daseke Companies, Inc. and its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our Series A Preferred Stock and Common Stock. Legal and contractual restrictions in agreements governing our Series A Preferred Stock and current indebtedness, as well as our financial condition and operating requirements, may limit our ability to obtain cash from Daseke Companies, Inc. and its subsidiaries. Thus, we do not expect to pay cash dividends on our Common Stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

There can be no assurance that our Common Stock and Warrants will continue to be listed on Nasdaq.

        To continue listing our securities on Nasdaq subsequent to the closing of the Business Combination, we are required to demonstrate compliance with Nasdaq's initial listing standards, which are more rigorous than Nasdaq's continued listing requirements. For instance, we must maintain a minimum number of holders (300 round-lot holders). We cannot assure you that we will be able to meet those initial listing standards. If Nasdaq delists our Common Stock or Warrants from trading on its exchange due to our failure to meet Nasdaq's initial and/or continued listing standards, we and our securityholders could face significant material adverse consequences including:

  •
  a limited availability of market quotations for our securities;

  •
  a determination that our Common Stock is a "penny stock," which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

  •
  a limited amount of analyst coverage; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

        The price of our securities may fluctuate significantly due to general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. See "—There can be no assurance that our Common Stock and Warrants will continue to be listed on Nasdaq." You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination's benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

        Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was no public market for Private Daseke's stock and trading in the shares of Hennessy Capital's securities was not active. Accordingly, the valuation ascribed to Private Daseke and our Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

        Factors affecting the trading price of our securities may include:

  •
  any future recessionary economic cycles and downturns in customers' business cycles;

  •
  our ability to attract, retain or replace drivers, senior management or key operating personnel;

  •
  seasonal factors, such as harsh weather conditions, that increase operating costs;

  •
  the price or availability of fuel;

  •
  quarterly variations in our results of operations;

  •
  changes in government regulations;

  •
  the announcement of acquisitions by us or our competitors;

  •
  changes in general economic and political conditions;

  •
  volatility in the financial markets;

  •
  results of our operations and the operations of others in our industry;

  •
  changes in interest rates;

  •
  threatened or actual litigation and government investigations;

  •
  the addition or departure of key personnel;

  •
  actions taken by our stockholders, including the sale or disposition of their shares of our Common Stock; and

  •
  differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts' recommendations or projections.

        Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies that investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our Common Stock and Warrants could decline.

        The trading market for our Common Stock and Warrants will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our Common Stock and Warrants would likely decline. If any analyst who may cover the Company were to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our Common Stock and Warrants to decline.

Future sales of our Common Stock in the public market, or the perception that such sales may occur, could reduce the price of our Common Stock and Warrants.

        As a result of the registration statement of which this prospectus is a part, a significant number of shares of Common Stock will be available for sale into the public markets. In addition, we may sell shares of Common Stock or convertible securities in future offerings. We cannot predict the size of future issuances of Common Stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of Common Stock will have on the market price of our Common Stock or Warrants. Furthermore, as of March 20, 2017, there were outstanding 35,040,664 Warrants to purchase up to a total of 17,520,332 shares of Common Stock. Each Warrant entitles the holder to purchase a whole number of Common Stock at an exercise price of $5.75 per one-half of a share of Common Stock (or $11.50 per whole share of Common Stock), subject to adjustment as set forth in the Warrant Agreement. To the extent such Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the then existing holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of our Common Stock in the public market, or the perception that such sales could occur, may adversely affect prevailing market prices of our Common Stock and Warrants.

We do not have the protection of any indemnification, escrow or other provisions that allow for a post-closing adjustment to be made to the consideration paid in the Business Combination in the event that any of the representations and warranties made by Private Daseke in connection with the Business Combination ultimately proves to be inaccurate or incorrect.

        The representations and warranties made by Private Daseke and Hennessy Capital to each other in connection with the Business Combination did not survive the consummation of the Business Combination. As a result, we do not have the protection of any indemnification, escrow or other provisions that allow for a post-closing adjustment to be made to the consideration paid in the Business Combination if any representation or warranty made by Private Daseke in connection with the Business Combination proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, we would have no indemnification claim with respect thereto and our financial condition or results of operations could be adversely affected.

Our credit facilities and the terms of our Series A Preferred Stock contain restrictive covenants that may impair our ability to conduct business, and we may not be able to maintain compliance with these covenants in the future, which could lead to default and acceleration under our credit facilities.

        Our credit facilities and the terms of our Series A Preferred Stock contain operating covenants and financial covenants that limit management's discretion with respect to certain business matters. Among other things, these covenants, subject to certain limitations and exceptions, restrict our ability to incur additional debt, change the nature of our business, sell or otherwise dispose of assets, make acquisitions, and merge or consolidate with other entities. As a result of these covenants and restrictions, we may be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants.

        We may not be able to maintain compliance with these covenants in the future. Failure to comply with restrictive covenants under our credit facilities may lead to default and acceleration under our credit facilities and may impair our ability to conduct business. The definitive agreements for our credit facilities provide that upon the occurrence of an event of default, the lenders will be able to elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to lend additional funds. If we are unable to repay those amounts, the lenders could proceed to foreclose against the collateral of the Company granted to them to secure that indebtedness. The Company currently pledges substantially all of its assets as collateral for the credit facilities. If the lenders accelerate the repayment of borrowings and foreclose on the Company's assets, it could render our Common Stock and other securities worthless.

There is no guarantee that the Warrants will ever be in the money, and they may expire worthless; the terms of the Warrants may be amended.

        Each Warrant entitles the holder to purchase a whole number of Common Stock at an exercise price of $5.75 per one-half of a share of Common Stock (or $11.50 per whole share of Common Stock), subject to adjustment as set forth in the Warrant Agreement. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and they may expire worthless. In addition, the Warrant Agreement provides that the terms of the Warrants may be amended in a manner that adversely affects the interests of a holder if holders of at least 65% of the then outstanding Public Warrants approve such amendment. Examples of such amendments could be increasing the exercise price of the Warrants, shortening the exercise period or decreasing the number of shares of Common Stock issuable upon exercise of a Warrant.

We may redeem any Public Warrants prior to their exercise at a time that is disadvantageous to Public Warrant holders, thereby making their Public Warrants worthless.

        We have the ability to redeem the Public Warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per Public Warrant, provided that (i) the last reported sale price of our Common Stock equals or exceeds $24.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption (on April 13, 2017, the last reported sale price of our Common Stock was $9.93 per share) and (ii) on the date we give notice of redemption and during the entire period thereafter until the time the Public Warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available unless we have elected to require exercise of the Public Warrants on a cashless basis. Redemption of the outstanding Public Warrants could force holders of Public Warrants to:

  •
  exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

  •
  sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or

  •
  accept the nominal redemption price, which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants.

Certain stockholders control a significant percentage of our voting power.

        Don R. Daseke and his affiliates beneficially own approximately 40% of our common stock. In addition, Mr. Daseke serves as our Chief Executive Officer, President and Chairman of the Board of Directors. Consequently, Mr. Daseke and his affiliates are able to strongly influence all matters that require approval by our stockholders, including the election and removal of directors, changes to our organizational documents and approval of acquisition offers and other significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial and may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock and Warrants to the extent investors perceive a disadvantage in owning stock of a company with a controlling stockholder.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

        The Company's certificate of incorporation and bylaws, in each case, as amended to date, contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

  •
  no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

  •
  the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

  •
  the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

  •
  a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

  •
  the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

  •
  limiting the liability of, and providing indemnification to, our directors and officers;

  •
  controlling the procedures for the conduct and scheduling of stockholder meetings;

  •
  providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election; and

  •
  advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders' meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of the Company.

        These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

        As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the "DGCL"), which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding Common Stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002. Furthermore, if our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in the price of our Common Stock and Warrants.

        The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of Private Daseke as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements applicable to the Company. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Common Stock and Warrants.

        Furthermore, in 2015, Private Daseke identified a material weakness in its internal control over financial reporting. Specifically, management of Private Daseke identified several accounting errors as part of month-end close process at one of its subsidiaries, which were due to the improper application of accounting policies and an improper review of account reconciliations. To remediate this weakness,

Private Daseke implemented improvements to the design of internal controls over financial reporting for its subsidiaries, including a more robust review of reconciliations at the end of each month, and replaced key accounting personnel as necessary with more qualified individuals. Despite these efforts, we may identify additional material weaknesses or may otherwise fail to maintain effective internal control over financial reporting in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information, may lead to a decline in the market price of our Common Stock and Warrants and could adversely affect our reputation, results of operations and financial condition.

Pursuant to the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an "emerging growth company."

        Under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until we are no longer an "emerging growth company." We could be an "emerging growth company" until the earlier of (i) the last day of the fiscal year (a) following July 28, 2020, the fifth anniversary of the IPO, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act"), for complying with new or revised accounting standards. An "emerging growth company" can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen not to "opt out" of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Our business and Common Stock and Warrant prices may suffer as a result of our management's lack of recent public company operating experience.

        Prior to the completion of the Business Combination, Private Daseke was a privately-held company. Our management's lack of recent public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy, either as a result of our inability to manage effectively our business in a public company environment or for any other reason, our business, prospects, financial condition and operating results may be harmed and our Common Stock and Warrant prices may suffer.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of Common Stock, Private Placement Warrants or Series A Preferred Stock by the Selling Securityholders.

        We will receive proceeds from the exercise of the Warrants if they are exercised for cash by the holder thereof. We intend to use any such proceeds for working capital and general corporate purposes. We expect to receive $201,483,818 in net proceeds from the exercise of all of our Warrants (at an exercise price of $5.75 per one-half of a share of Common Stock, assuming all of our Warrants are exercised for cash). We will not receive any proceeds from the sale of the shares of Common Stock underlying the Warrants.

DETERMINATION OF OFFERING PRICE

        Our Common Stock and Warrants are listed on Nasdaq under the symbols "DSKE" and "DSKEW," respectively. The offering price of the shares of Common Stock underlying the Warrants is determined by reference to the exercise price of the Warrants of $5.75 per one-half of a share of Common Stock (or $11.50 per whole share of Common Stock), subject to adjustment as set forth in the Warrant Agreement. The actual offering price by the Selling Securityholders of the shares of Common Stock and Private Placement Warrants covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the Selling Securityholders or as otherwise described in the section entitled "Plan of Distribution."

        Because our Series A Preferred Stock is not listed or quoted on any exchange or quotation system, there is no established public trading market for our Series A Preferred Stock. The facts considered in determining the conversion price of our Series A Preferred Stock at the time of the Preferred Financing were the Company's financial condition and resources and prospects and the general condition of the securities market. In determining the conversion price, management also considered our anticipated results of operations. The conversion price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value.

CLOSING PRICES OF SECURITIES AND DIVIDENDS

        Our Common Stock and Warrants are currently listed on Nasdaq under the symbols "DSKE" and "DSKEW," respectively. Through February 27, 2017, Hennessy Capital's common stock, warrants and units were listed under the symbols "HCAC," "HCACW" and "HCACU," respectively. Upon the consummation of the Business Combination, the units, which were sold in the IPO, were separated into their component securities of one share of Common Stock and one Public Warrant, and the units ceased trading on Nasdaq. There is no established trading market for our Series A Preferred Stock.

        On April 13, 2017, the closing prices of our Common Stock and Warrants were $9.93 and $1.09, respectively. Investors are urged to obtain more current price quotations prior to investing. As of March 20, 2017, there were 37,715,960 shares of Common Stock outstanding, held of record by 132 holders (after giving effect to the issuance of shares of our Common Stock to the Private Daseke Stockholders, which will occur upon such stockholders' delivery of requisite documents to the Company's exchange agent), and 650,000 shares of Series A Preferred Stock outstanding, held of record by five holders. In addition, as of March 20, 2017, 17,520,332 shares of Common Stock are issuable upon exercise of the 35,040,664 outstanding Warrants, which were held by 35 record holders as of such date. The number of record holders of our Common Stock, Series A Preferred Stock and Warrants does not include DTC participants or beneficial owners holding shares through nominee names.

        We have not paid any dividends on our Common Stock to date. It is our present intention to retain any earnings for use in our business operations; accordingly, we do not anticipate our board of directors declaring any dividends in the foreseeable future on our Common Stock. In addition, our credit facilities restrict the payment of dividends and the terms of our Series A Preferred Stock may from time to time prevent us from paying cash dividends on our Common Stock.

        Holders of our Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, cumulative dividends at the rate of 7.625% per annum (the dividend rate) on the $100 liquidation preference per share of Series A Preferred Stock, payable quarterly in arrears on each dividend payment date. Dividends are paid, at the Company's option, in cash, shares of Common Stock or a combination thereof. For more information, see "Description of Capital Stock—Series A Preferred Stock."

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

        Prior to February 27, 2017, Hennessy Capital was a special purpose acquisition company with no fixed charges and with losses from inception. As such, a calculation of Hennessy Capital's historical ratio of combined fixed charges and preference dividends to earnings is not meaningful. Further, because no shares of Series A Preferred Stock were outstanding prior to February 27, 2017 and because, prior to February 27, 2017, Private Daseke had outstanding preferred stock with terms that were different from our Series A Preferred Stock, a calculation of Private Daseke's historical ratio of combined fixed charges and preference dividends to earnings would also not be meaningful.

 SELLING SECURITYHOLDERS

        Up to 55,443,935 shares of Common Stock may be offered for resale, from time to time, by the Selling Securityholders under this prospectus, which consist of (i) 26,665,330 shares issued in a private placement as consideration to the Private Daseke Stockholders upon consummation of the Business Combination, (ii) 2,288,043 shares originally issued to the HCAC Sponsor in a private placement prior to the closing of the IPO and subsequently transferred and/or distributed to the Founder Share Holders, (iii) 419,669 shares issued to the Backstop Commitment Investors in a private placement that closed concurrently with the consummation of the Business Combination, (iv) 9,979,954 shares that may be issued upon the exercise of the Public Warrants, which were originally sold as part of units in the IPO, and 7,540,378 shares that may be issued upon the exercise of the Private Placement Warrants, which were originally issued to the HCAC Sponsor in a private placement that closed simultaneously with the consummation of the IPO and subsequently distributed on a pro rata basis to the HCAC Sponsor's members or their permitted transferees, and (v) 8,550,561 shares, representing (a) 5,652,171 shares of Common Stock that may be issued upon conversion of our outstanding Series A Preferred Stock (assuming a conversion price of $11.50 per share) and (b) 2,898,390 shares of Common Stock issuable over the next five years if we pay all dividends on our Series A Preferred Stock in shares of Common Stock (assuming a constant market price of the Common Stock at $9.00 per share). In addition, certain Selling Securityholders may offer and sell, from time to time, the Private Placement Warrants and shares of Series A Preferred Stock covered by this prospectus. The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights granted to the Selling Securityholders in connection with Hennessy Capital's initial organization, the IPO and/or the Business Combination.

        The following tables set forth, with respect to each Selling Securityholder, the number of shares of Common Stock, Warrants and shares of Series A Preferred Stock (i) known to us to be beneficially owned as of March 20, 2017, (ii) being offered hereby and (iii) beneficially owned after giving effect to the sale by the Selling Securityholder of all of its Offered Securities. The number of shares of Common Stock set forth in the following table as beneficially owned as of March 20, 2017 and being offered hereby includes shares issuable upon the exercise of our Warrants and shares issuable upon the conversion of our Series A Preferred Stock (assuming a conversion price of $11.50 per share). The immediately following table also sets forth the percentage of Common Stock beneficially owned by a Selling Securityholder after giving effect to the sale by the Selling Securityholder of all Offered Securities, based on 37,715,960 shares of Common Stock outstanding as of March 20, 2017.

        The Selling Securityholders are not making any representation that any shares of Common Stock, Warrants or shares of Series A Preferred Stock covered by this prospectus will be offered for sale. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of their securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. For purposes of the table below, however, we have assumed that after termination of this offering none of the Offered Securities will be beneficially owned by the Selling Securityholders, and we have further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering.

        We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

        See the section entitled "Plan of Distribution" for further information regarding the Selling Securityholders' method of distributing these shares.

Common Stock

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (as of March 20, 2017)(1)		Shares of Common Stock Beneficially Owned After Completion of the Offering
		Number of Shares of Common Stock Offered Hereby
Selling Securityholder			Number(1)	Percentage(1)
Public Warrant Holders(2)
Private Daseke Stockholders:
Amanda Hemker(3)	1,442	1,442	0	0
Angie Moss(4)	27,255	27,255	0	0
Barbara Aves(5)	15,430	15,430	0	0
Barbara Daseke(6)	15,095,265	15,095,265	0	0
Benno John Fischer	230,726	230,726	0	0
BOD, LLC—The Daseke Series(7)	80,754	80,754	0	0
Brian Bradford(8)	433	433	0	0
Brian J. Bonner(9)	43,261	43,261	0	0
Burnett C. Hornady, II(10)	519,134	519,134	0	0
Carla Jones Sousa	2,884	2,884	0	0
Charles A. Moseley(11)	332,679	332,679	0	0
Cheryl H. Nelson(12)	20,044	20,044	0	0
Chris Cooper(13)	427,709	427,709	0	0
Cozad Investments, L.P.(14)	57,682	57,682	0	0
Daniel Wirkkala(15)	634,497	634,497	0	0
David Daseke(16)	2,163	2,163	0	0
Daseke Trucking Preferred, LP(17)	865,224	865,224	0	0
Dennis Stone & Patricia Stone(18)	86,522	86,522	0	0
Diane Beckett	23,073	23,073	0	0
Don R. Daseke(19)	15,095,265	15,095,265	0	0
Equity Trust Co. Custodian FBO W. Paul Stewart IRA(20)	28,841	28,841	0	0
Estate of Frances S. Boyd(21)	326,478	326,478	0	0
Fisher Properties of Indiana, Inc.(22)	57,682	57,682	0	0
Frank W. Rees, Jr.	17,304	17,304	0	0
Gafford Investments, LTD.(23)	57,682	57,682	0	0
Gail B Cooper Child Trust F/B/O Amy C Holland(24)	111,037	111,037	0	0
Gail B Cooper Child Trust F/B/O Christopher R. Cooper(25)	111,037	111,037	0	0
Gail Cooper(26)	647,188	647,188	0	0
Gekabi Capital Management LP(27)	865,224	865,224	0	0
Greg Hirsch(28)	33,311	33,311	0	0
Harold M. Brierley	43,261	43,261	0	0
Heather Flores-Ricks(29)	144	144	0	0
Helen L. Poorman	2,884	2,884	0	0
Ian Peterman(30)	721	721	0	0
J. Douglas Rippeto	115,363	115,363	0	0
James Niemann Trust(31)	57,682	57,682	0	0
James Randolph(32)	75,419	75,419	0	0
Jennifer Kiker(33)	721	721	0	0
Jim Beckett	92,291	92,291	0	0
John Daseke(34)	721	721	0	0
John Michell(35)	15,862	15,862	0	0
Jonathan Andrew Gannon	57,682	57,682	0	0

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (as of March 20, 2017)(1)		Shares of Common Stock Beneficially Owned After Completion of the Offering
		Number of Shares of Common Stock Offered Hereby
Selling Securityholder			Number(1)	Percentage(1)
Joseph Kevin Jordan(36)	2,653,353	2,653,353	0	0
The Jordan Family Irrevocable Trust(37)	1,017,359	1,017,359	0	0
The Joy and Kevin Jordan Revocable Trust(38)	385,457	385,457	0	0
Karen Nicholson(39)	2,163	2,163	0	0
Katie Daseke(40)	721	721	0	0
Kevin Fitzgerald(41)	433	433	0	0
Laree Pacaud Hulshoff	115,363	115,363	0	0
Laura H. Wright(42)	57,682	57,682	0	0
Lee E. Tenzer Trust(43)	230,726	230,726	0	0
Lenox Hill Capital, LLC(44)	34,609	34,609	0	0
Mark Randolph(45)	104,259	104,259	0	0
Matthew Daseke(46)	721	721	0	0
Michael Daseke(47)	2,163	2,163	0	0
Nadine Weber(48)	433	433	0	0
Millennium Trust Co. LLC Custodian FBO Steven H. Durham Rollover IRA XXXX6UIN8(49)	57,682	57,682	0	0
PANABCO, A Partnership Account #2406(50)	57,682	57,682	0	0
Paul H. Coil(51)	108,441	108,441	0	0
Philip L. Byrd(52)	73,256	73,256	0	0
Point Cypress Investments, LLC(53)	115,363	115,363	0	0
Q Management Group, L.P.(54)	57,682	57,682	0	0
R. Scott Wheeler(55)	136,273	136,273	0	0
Raul Morant(56)	433	433	0	0
Rendy Taylor(57)	23,073	23,073	0	0
Richard Bailey(58)	44,703	44,703	0	0
Rick Williams(59)	252,213	252,213	0	0
Robert Bigham, Jr. & Barbara S. Bigham(60)	57,682	57,682	0	0
Rod D. Moseley(61)	332,679	332,679	0	0
Scheef Capital Company LP(62)	28,841	28,841	0	0
Scott Hoppe(63)	721	721	0	0
Susan M. Ansel	34,609	34,609	0	0
Tenzer Family Limited Partnership(64)	28,841	28,841	0	0
The Estate of James G. Stewart(65)	86,522	86,522	0	0
The Hund Family Trust(66)	115,363	115,363	0	0
The Steven H. Durham Family Foundation(67)	115,363	115,363	0	0
The Suzanne A. Hoover Revocable Trust(68)	173,045	173,045	0	0
The Walden Group, Inc.(69)	13,757,629	13,757,629	0	0
Tim Curran	5,768	5,768	0	0
Timothy H. Ubben	230,726	230,726	0	0
Toby Moon(70)	433	433	0	0
Tracy M. Friedrichs(71)	20,044	20,044	0	0

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (as of March 20, 2017)(1)		Shares of Common Stock Beneficially Owned After Completion of the Offering
		Number of Shares of Common Stock Offered Hereby
Selling Securityholder			Number(1)	Percentage(1)
VCA Daseke, L.P.(72)	634,497	634,497	0	0
Wayne I. Rogers	34,609	34,609	0	0
Private Placement Warrant Holders and Founder Share Holders:(73)
Daniel J. Hennessy(74)	813,498	813,498	0	0
Steven D. Hovde	162,699	162,699	0	0
TLP Investment Partners LLC(75)	108,467	108,467	0	0
Nicholas A. Petruska(76)	85,951	85,951	0	0
Dennis Petruska	5,691	5,691	0	0
Thomas J. Sullivan(77)	163,283	163,283	0	0
The Bradley J. Bell Revocable Trust(78)	389,853	389,853	0	0
Richard Burns(79)	389,853	389,853	0	0
Kevin Charlton(80)	313,283	313,283	0	0
Charles B. Lowrey II	118,283	118,283	0	0
Peter Shea(81)	389,853	389,853	0	0
Joseph Tabet	339,853	339,853	0	0
DeForest P. Davis	566,425	566,425	0	0
Tiffany A. Lytle	226,568	226,568	0	0
DVDC/PEI, LLC(82)	906,276	906,276	0	0
Nicholas Geeza	56,643	56,643	0	0
Christian W.E. Haub	396,497	396,497	0	0
Thomas Hennessy	56,642	56,642	0	0
Robert S. Karlblom 2011 Revocable Trust UAD 4/18/11(83)	113,285	113,285	0	0
Kenneth Kranzberg Revocable Trust(84)	283,213	283,213	0	0
Markus Lahrkamp	226,570	226,570	0	0
HLM Group LLC(85)	283,213	283,213	0	0
Mark D. Alvarez	175,591	175,591	0	0
Michael Hennessy	28,321	28,321	0	0
Katherine Willis	28,321	28,321	0	0
Green Dolphin Capital, LLC(86)	283,211	283,211	0	0
Kyle Textor	28,321	28,321	0	0
TLP Investment Holdings LLC(87)	2,152,407	2,152,407	0	0
Bradford B Couri and Ana Couri, JTWRS	84,808	84,808	0	0
Wolf Creek Investments II, LLC(88)	57,026	57,026	0	0
Bradford B. Couri Legacy Trust(89)	56,558	56,558	0	0
Eric Baer Revocable Trust dated 10/17/05(90)	56,557	56,557	0	0
Sean M. Haas Trust dated 4/15/05(91)	28,264	28,264	0	0
Ansari 3 Twelve LLC II(92)	453,139	453,139	0	0
Backstop Commitment Investors and Preferred Investors:(93)
Blackwell Partners, LLC, Series A(94)	377,246	300,796	76,450	*
Coliseum Capital Partners, L.P.(94)	1,067,241	849,119	218,122	*

	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (as of March 20, 2017)(1)		Shares of Common Stock Beneficially Owned After Completion of the Offering
		Number of Shares of Common Stock Offered Hereby
Selling Securityholder			Number(1)	Percentage(1)
Coliseum Capital Partners II, L.P.(94)	263,938	210,416	53,522	*
D.E. Shaw Valence Portfolios L.L.C.(95)	1,663,444	176,350	1,487,094	*
Pine River Master Fund LTD.(96)	131,565	131,565	0	*
Sunrise Partners Limited Partnership(97)	733,829	55,769	678,060	*
Osterweis Strategic Income Fund(98)	6,445,810	6,445,810	0	*
Osterweis Strategic Investment Fund(98)	131,546	131,546	0	*

*
Less than 1%.

(1)
The amounts and percentages of Common Stock beneficially owned are determined in accordance with the SEC's rules, pursuant to which a person is deemed to be a "beneficial owner" of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

(2)
We are unable to identify the holders of the Public Warrants or the number of shares of Common Stock that they beneficially own. The Public Warrants were originally sold as part units offered in the IPO. Upon consummation of the Business Combination, Hennessy Capital's units separated into their component parts of one share of Common Stock and one Public Warrant.

(3)
Ms. Hemker has served as Assistant Corporate Controller for the Company or Private Daseke since 2013.

(4)
Ms. Moss has served as our Vice President, Chief Accounting Officer and Corporate Controller since February 27, 2017. Ms. Moss served Private Daseke as Chief Accounting Officer beginning in November 2017, as Vice President and Corporate Controller beginning in February 2015 and as Corporate Controller beginning in June 2013.

(5)
Ms. Aves serves, and for at least the past three years has served, as Executive Assistant for the Company or Private Daseke.

(6)
Ms. Daseke serves, and has served since November 2016, as an employee of the Company or Private Daseke.

Ms. Daseke is the record holder of 28,841 shares of Common Stock. The shares reported in the above table also include shares held of record by Ms. Daseke's spouse, Don R. Daseke, (see footnote 19) and The Walden Group, Inc., an entity of which Mr. Daseke is the President and majority stockholder (see footnote 68). Ms. Daseke disclaims beneficial ownership of the shares held of record by Mr. Daseke and The Walden Group, Inc. except to the extent of her pecuniary interest therein.

(7)
The members of BOD, LLC—The Daseke Series are DGR Partners, LLC, Robert G. Martin individually, Clark Byroad individually, Robert A. Klint individually, and Clark Cohen, LLC. The company is member managed. The officers of BOD, LLC—The Daseke Series are President, Donald G. Reece, Vice President, Robert G. Martin, and Secretary/Treasurer Clark Byroad. Donald G. Reece is authorized, and may be deemed to share voting and investment power over the 562 shares held of record by BOD, LLC—The Daseke Series, and as a result may be deemed to beneficially own these shares.

(8)
Mr. Bradford has served as Assistant Controller—Financial Reporting for the Company or Private Daseke since November 2015.

(9)
Mr. Bonner has served as a member of the Company's board of directors since February 27, 2017 and served as a member of Private Daseke's board of directors from February 2015 until the consummation of the Business Combination on February 27, 2017.

(10)
Mr. Hornady serves, and for at least the past three years has served, as the Chief Executive Officer of Hornady Transportation, LLC, a subsidiary of the Company, which Private Daseke acquired in August 2015. Mr. Hornady served as member of Private Daseke's board of directors after the consummation of such acquisition until September 2015 and again from July 2016 until December 2016.

(11)
Mr. Moseley serves, and for approximately the past two years has served, as the Customer Service Representative of Bulldog Hiway Express ("Bulldog"), a subsidiary of the Company, which Private Daseke acquired in July 2015.

(12)
Ms. Nelson serves, and for approximately the past one year has served, as the Vice President and Controller of Bulldog, a subsidiary of the Company, which Private Daseke acquired in July 2015.

(13)
Mr. Cooper serves, and for at least the past three years has served, as the Chief Operating Officer of Boyd Bros. Transportation Inc. ("Boyd") and its subsidiaries and as President of Boyd Logistics, L.L.C. ("Boyd Logistics") and its subsidiaries. Boyd and Boyd Logistics are subsidiaries of the Company. Mr. Cooper served as a member of Private Daseke's board of directors from November 2013 to September 2015 and from July 2016 until December 2016.

(14)
Jeffrey A. Cozad is a managing member of Cozad Investments, GP, which is the general partner of Cozad Investments, L.P. Therefore, Mr. Cozad may be deemed to have shared voting and investment power with respect to the reported shares. Mr. Cozad disclaims beneficial ownership of the shares held of record by Cozad Investments, L.P. except to the extent of his pecuniary interest therein.

(15)
Mr. Wirkkala serves, and for at least the past three years has served, as the President and Chief Executive Officer of Smokey Point Distributing, Inc., a subsidiary of the Company. Mr. Wirkkala served as a member of Private Daseke's board of directors from December 2008 to September 2015 and from July 2016 until December 2016.

(16)
David Daseke is the son of Don R. Daseke.

(17)
EFC Financial GP, LLC is the general partner of Daseke Trucking Preferred, LP. Jonathan Shepko, who has served as a member of our board of directors since February 28, 2017, is the sole manager of EFC Financial GP, LLC. Therefore, Mr. Shepko may be deemed to have shared voting and investment power with respect to the reported shares. Mr. Shepko disclaims beneficial ownership of the shares held of record by Daseke Trucking Preferred, LP except to the extent of his pecuniary interest therein.

(18)
Held jointly by Mr. and Ms. Stone, who share voting and investment power with respect to the reported shares.

(19)
Mr. Daseke has served as our Chief Executive Officer, President and Chairman of the Board of Directors since February 27, 2017. He served as the President, Chief Executive Officer and Chairman of the Board of Directors of Private Daseke since its formation in November 2008.

Mr. Daseke is the record holder of 1,308,795 shares of Common Stock. The shares reported in the above table also include shares held of record by Barbara Daseke, his spouse, (see footnote 6) and by The Walden Group, Inc., an entity of which Mr. Daseke is the President and majority stockholder (see footnote 68). Mr. Daseke disclaims beneficial ownership of the shares held of record by Ms. Daseke and The Walden Group, Inc. except to the extent of his pecuniary interest therein.

(20)
Paul Stewart has voting and investment power with respect to the reported shares.

(21)
Gail Cooper and Ginger Hartzog are co-trustees of the Estate of Frances S. Boyd and, as such, each may be deemed to have shared voting and investment power over the reported shares. Ms. Cooper and Ms. Hartzog each disclaims beneficial ownership of the reported shares except to the extent of her respective pecuniary interest therein.

(22)
Tamara S. Phillips and James A. Fisher, officers of Fisher Properties of Indiana, Inc., each may be deemed to share voting and investment power with respect to the reported shares. Ms. Phillips and Mr. Fisher disclaim beneficial ownership of the shares held of record by Fisher Properties of Indiana, Inc. except to the extent of their respective pecuniary interest therein.

(23)
Ronald J. Gafford is the general partner of Gafford Investment, Ltd. and therefore may be deemed to share voting and investment power with respect to the shares; however, Mr. Gafford disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. Mr. Gafford has served as a member of our board of directors since February 27, 2017 and served as a member of Private Daseke's board of directors from February 2015 until the consummation of the Business Combination on February 27, 2017.

(24)
Amy C. Holland is the trustee and beneficiary of the Gail B Cooper Child Trust F/B/O Amy C Holland. As such, she may be deemed to have voting and investment power over the reported shares.

(25)
Christopher R. Cooper is the trustee and beneficiary of the Gail B Cooper Child Trust F/B/O Christopher R. Cooper. As such, he may be deemed to have voting and investment power over the reported shares.

(26)
Ms. Cooper serves, and for at least the past three years has served, as the Chief Executive Officer of Boyd, a subsidiary of the Company.

Ms. Cooper is the record holder of 98,636 shares of Common Stock. The shares reported in the above table also include shares held of record by the Estate of Francis S. Boyd (see footnote 21), the Gail B Cooper Child Trust F/B/O Amy C Holland (see footnote 24) and the Gail B Cooper Child Trust F/B/O Christopher R. Cooper (see footnote 25). Ms. Cooper disclaims beneficial ownership of the shares held of record thereby except to the extent of her pecuniary interest therein

(27)
Gekabi Capital GP, LLC is the general partner of Gekabi Capital Management, LP. As manager of Gekabi Capital GP, LLC, George H. Bishop may be deemed to have shared voting and investment power over the shares; however, Mr. Bishop disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(28)
Mr. Hirsch has served as Vice President for the Company or Private Daseke since 2015. Mr. Hirsch transferred from Smokey Point Distributing, Inc., the Company's first operating company, where he served as Vice President, Business Strategy from 2010 through 2015.

(29)
Ms. Flores-Ricks has served as Financial and Legal Specialist for the Company or Private Daseke since July 2016.

(30)
Mr. Peterman is the grandson of Don R. Daseke.

(31)
James Charles Niemann is a co-trustee of the James Niemann Trust, a testamentary trust of which he is also the beneficiary. As co-trustee, he may be deemed to have shared voting and investment power over the reported shares, and as beneficiary of the trust, he may also be deemed to be the beneficial owner of the reported shares.

(32)
Mr. Randolph serves, and for at least the past three years has served, as the Treasurer/Secretary of J. Grady Randolph, Inc., Randolph Brothers, LLC and Bros, LLC, each a subsidiary of the Company.

(33)
Ms. Kiker has served as Human Resources Manager for the Company or Private Daseke since January 2015.

(34)
Mr. Daseke is the grandson of Don R. Daseke.

(35)
Mr. Michell has served as Director of Finance for the Company or Private Daseke since July 2013.

(36)
Mr. Jordan serves, and for at least the past three years has served, as the President of Lone Star Transportation, LLC, a subsidiary of the Company, which Private Daseke acquired in October 2014. Mr. Jordan served as a member of Private Daseke's board of directors after the consummation of such acquisition until September 2015 and again from July 2016 until the December 2016.

Mr. Jordan is the record holder of 1,250,537 shares of Common Stock. The shares reported in the above table also include shares held of record by The Jordan Family Irrevocable Trust (see footnote 37) and The Joy and Kevin Jordan Revocable Trust (see footnote 38). Ms. Jordan disclaims beneficial ownership of the shares held of record by The Jordan Family Irrevocable Trust and The Joy and Kevin Jordan Revocable Trust except to the extent of his pecuniary interest therein.

(37)
Joseph Kevin Jordan is the trustee of The Jordan Family Irrevocable Trust and therefore may be deemed to share voting and investment power with respect to the reported shares; however, Mr. Jordan disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(38)
Joseph Kevin Jordan is the trustee of The Joy and Kevin Jordan Revocable Trust and therefore may be deemed to share voting and investment power with respect to the reported shares; however, Mr. Jordan disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(39)
Ms. Nicholson is the daughter of Don R. Daseke.

(40)
Ms. Daseke is the granddaughter of Don R. Daseke.

(41)
Mr. Fitzgerald has served as Internal Controls Manager for the Company or Private Daseke since January 2015.

(42)
Ms. Wright served as a member of Private Daseke's board of directors from August 2015 to December 2016.

(43)
Lee Tenzer, trustee and grantor of the Lee E. Tenzer Trust, may be deemed to have voting and investment power with respect to the shares.

(44)
Lenox Hill Capital, LLC is a limited liability company with four members, one of whom is Jonathan Shepko. Since February 28, 2017, Mr. Shepko has served as a member of our board of directors. Mr. Shepko may be deemed to share voting and investment power with respect to the shares held thereby; however, he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(45)
Mr. Randolph serves, and for at least the past three years has served, as the President of J. Grady Randolph, Inc., Randolph Brothers, LLC and Bros, LLC, each a subsidiary of the Company. Mr. Randolph served as a member of Private Daseke's board of directors from June 2013 until September 2015 and again from July 2016 until December 2016.

(46)
Mr. Daseke is the grandson of Don R. Daseke.

(47)
Mr. Daseke is the son of Don R. Daseke.

(48)
Ms. Weber has served as Senior Accountant for the Company or Private Daseke since 2016 and as a member of the accounting staff since November 2013.

(49)
Steven H. Durham has voting and investment power with respect to the reported shares.

(50)
Brad Zellar is a general partner of PANABCO, a general partnership, and as such, has sole voting and investment power with respect to the reported shares. Mr. Zellar disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(51)
Mr. Coil serves, and for at least the past three years has served, as the Chief Financial Officer, Secretary and Treasurer of Central Oregon Truck Company, a subsidiary of the Company. Mr. Coil also served as the Treasurer of E.W. Wylie Corporation, also a subsidiary of the Company, from November 2015 through February 2017.

(52)
Mr. Byrd serves, and for at least the past three years has served, as the Chief Executive Officer of Bulldog, a subsidiary of the Company, which Private Daseke acquired in July 2015. Mr. Byrd served as a member of Private Daseke's board of directors from the date of such acquisition until September 2015 and again from July 2016 until December 2016.

(53)
Point Cypress Investments, LLC is 100% owned by Judson C. Green and Joyce T. Green, who are the sole managers. Therefore, Mr. and Ms. Green may be deemed to have shared voting and investment power with respect to the reported shares. Mr. and Ms. Green disclaim beneficial ownership of the shares held of record by Point Cypress Investments, LLC except to the extent of their respective pecuniary interest therein.

(54)
Q Management, LLC is the general partner of Q Management Group, L.P. and, as such, has full authority to manage the affairs and investments of the of Q Management Group, L.P. Lee A. Bailey is the sole manager of Q Management, LLC, and Mr. Bailey has full authority to manage the Q Management, LLC. The sole member and owner of Q Management LLC is the Lee A. Bailey Management Trust, which was created by Lee A. Bailey, who is also the sole Trustee in charge of all affairs of such trust. Therefore, Mr. Bailey may be deemed to have shared voting and investment power with respect to the reported shares. Mr. Bailey disclaims beneficial ownership of the shares held of record by Q Management Group, L.P. except to the extent of his pecuniary interest therein.

(55)
Mr. Wheeler has served as our Executive Vice President and Chief Financial Officer and as a member of our Board of Directors since February 27, 2017. Mr. Wheeler served Private Daseke as a member of the board of directors beginning in December 2016, as Executive Vice President and Corporate Chief Financial Officer beginning in February 2015 and as Senior Vice President and Corporate Chief Financial Officer beginning in August 2012.

(56)
Mr. Morant has served as Financial Planning & Analysis Manager for the Company or Private Daseke since August 2016. Mr. Morant served Private Daseke as a Financial Analyst from June 2014 through July 2016.

(57)
Mr. Taylor serves, and for at least the past three years has served, as the President of WTI Transport, a subsidiary of the Company.

(58)
Mr. Bailey previously served as the President of Boyd Bros. Transportation Inc., a subsidiary of the Company.

(59)
Mr. Williams serves, and for at least the past three years has served, as the Chief Executive Officer, President and Chief Operating Officer of Central Oregon Truck Company, a subsidiary of the Company. Mr. Williams also served as the Chief Executive Officer of E.W. Wylie Corporation, also a subsidiary of the Company, from November 2015 through February 2017. Mr. Williams served as a member of Private Daseke's board of directors from August 2013 until September 2015 and again from July 2016 until December 2016.

(60)
Held jointly by Mr. and Ms. Bigham, who share voting and investment power with respect to the reported shares.

(61)
Mr. Moseley serves, and for approximately the past two years has served, as the Chief Administrative Officer of Bulldog, a subsidiary of the Company.

(62)
Mr. Samuel R. Scheef is the sole limited partner of Scheef Capital Company, LP. Scheef Capital Management Company, LLC is the general partner of Scheef Capital Company, LP, and Mr. Scheef is the sole manager of Scheef Capital Management Company, LLC. Accordingly, Mr. Scheef may be deemed to hold shared voting and investment power with respect to the shares held of record by Scheef Capital Company, LP, and as a result may be deemed to beneficially own such shares. Mr. Scheef disclaims beneficial ownership of the shares held of record by Scheef Capital Company, LP except to the extent of his pecuniary interest therein.

(63)
Mr. Hoppe serves as President of E.W. Wylie Corporation, a subsidiary of the Company. He was appointed to this position in March 2017. Mr Hoppe served E.W. Wylie Corporation as the Vice President of Business Development from November 2015 through February 2017 and was the Vice President of Sales from 2012 through November 2015.

(64)
Lee Tenzer is sole general partner of the Tenzer Family Limited Partnership and is responsible for making decisions regarding the investments, activities and actions of the Tenzer Family Limited Partnership. Therefore, Mr. Tenzer may be deemed to share voting and investment power with respect to the reported shares.

(65)
Andrea Stewart is the Executor of the Estate of James G. Stewart and, as such, may be deemed to have shared voting and investment power over the reported shares. Ms. Stewart disclaims beneficial ownership of the reported shares except to the extent of her pecuniary interest therein.

(66)
Thomas Hund, a member of Private Daseke's board of directors from October 2014 to December 2016, and Judy Hund are Trustees of The Hund Family Trust. Mr. and Ms. Hund may be deemed to share voting and investment power over the shares held directly by The Hund Family Trust and as a result may be deemed to beneficially own such shares. Mr. and Ms. Hund disclaim beneficial ownership of the shares held of record by The Hund Family Trust, except to the extent of their pecuniary interest therein.

(67)
Steven H. Durham is President of the Steven H. Durham Family Foundation and, as such, may be deemed to have shared voting and investment power over the reported shares. Mr. Durham disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(68)
Suzanne A. Hoover, trustee of The Suzanne A. Hoover Revocable Trust, may be deemed to have voting and investment power with respect to the shares.

(69)
Don R. Daseke is the President, a director and the majority stockholder of The Walden Group, Inc. Therefore, Mr. Daseke may be deemed to share voting and investment power with respect to the shares; however, Mr. Daseke disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

(70)
Mr. Moon has served as Tax Manager for the Company or Private Daseke since June 2014.

(71)
Ms. Friedrichs serves, and for approximately the past one year has served, as the Vice President of Human Resources of Bulldog, a subsidiary of the Company, which Private Daseke acquired in July 2015

(72)
O. Haynes Marris is the sole member and sole manager of ACH Management, LLC, the general partner of VCA Daseke, L.P. As such, Mr. Marris may be deemed to have shared voting and investment power over the reported shares. Mr. Marris disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(73)
Include shares of Common Stock issuable upon exercise by such Selling Securityholders of their respective Private Placement Warrants as follows:

Selling Securityholder	Number of Private Placement Warrants Beneficially Owned Prior to the Offering (as of March 20, 2017)	Number of Shares of Common Stock Issuable Upon Exercise of Private Placement Warrants
Daniel J. Hennessy	375,000	187,500
Steven D. Hovde	75,000	37,500
TLP Investment Partners LLC	50,000	25,000
Nicholas A. Petruska	89,460	44,730
Dennis Petruska	10,000	5,000
Thomas J. Sullivan	198,918	99,459
The Bradley J. Bell Revocable Trust	596,756	298,378
Richard Burns	596,756	298,378
Kevin Charlton	198,918	99,459
Charles B. Lowrey II	198,918	99,459
Peter Shea	596,756	298,378
Joseph Tabet	596,756	298,378
DeForest P. Davis	994,595	497,297
Tiffany A. Lytle	397,837	198,918
DVDC/PEI, LLC	1,591,352	795,676
Nicholas Geeza	99,460	49,730
Christian W.E. Haub	696,216	348,108
Thomas Hennessy	99,460	49,730
Robert S. Karlblom 2011 Revocable Trust UAD 4/18/11	198,918	99,459
Kenneth Kranzberg Revocable Trust	497,298	248,649
Markus Lahrkamp	397,838	198,919
HLM Group LLC	497,298	248,649
Mark D. Alvarez	308,324	154,162
Michael Hennessy	49,730	24,865
Katherine Willis	49,730	24,865
Green Dolphin Capital, LLC	497,298	248,649
Kyle Textor	49,730	24,865
TLP Investment Holdings LLC	3,779,460	1,889,730
Bradford B Couri and Ana Couri, JTWRS	148,916	74,458
Wolf Creek Investments II, LLC	100,131	50,065
Bradford B. Couri Legacy Trust	99,311	49,655
Eric Baer Revocable Trust dated 10/17/05	99,310	49,655
Sean M. Haas Trust dated 4/15/05	49,630	24,815
Ansari 3 Twelve LLC II	795,676	397,838
(74)
Mr. Hennessy has served as the Vice Chairman of our board of directors since February 27, 2017. He also served as Hennessy Capital's Chief Executive Officer and the Chairman of Hennessy Capital's Board of Directors from May 2015 until the consummation of the Business Combination on February 27, 2017.

(75)
TLP Investment Partners LLC is majority owned by TLP Group LLC, which is also the General Manager of TLP Investment Partners LLC. TLP Group LLC is majority owned by David G. Bunning, as trustee of the David G. Bunning 2005 Revocable Trust. Mr. Bunning has the power to vote and dispose of the shares in TLP Investment Partners LLC.

(76)
Mr. Petruska served as Hennessy Capital's Executive Vice President, Chief Financial Officer and Secretary from May 2015 until the consummation of the Business Combination on February 27, 2017.

(77)
Mr. Sullivan served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(78)
Bradley Bell is trustee of The Bradley J. Bell Revocable Trust and has voting and investment control over the trust. Mr. Bell served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(79)
Mr. Burns served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(80)
Mr. Charlton has served as a member of our board of directors since the IPO. He also served as Hennessy Capital's President and Chief Operating Officer from May 2015 until the consummation of the Business Combination on February 27, 2017.

(81)
Mr. Shea served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(82)
DeForest P. Davis has the power to vote and dispose of the securities in such entity.

(83)
Robert S. Karlblom has the power to vote and dispose of the securities in such entity.

(84)
Kenneth Kranzberg has the power to vote and dispose of the securities in such entity.

(85)
Harvey Miller has the power to vote and dispose of the securities in such entity.

(86)
Gary Rappeport has the power to vote and dispose of the securities in such entity.

(87)
TLP Investment Holdings, LLC is majority owned by TLP Trading LLC. The manager of TLP Trading LLC is TLP Management, LP. The general partner of TLP Management, LP is TLP Ultimate GP LLC. The managing member of TLP Ultimate GP LLC is David G. Bunning, as trustee of the David G. Bunning 2005 Revocable Trust. Mr. Bunning has the power to vote and dispose of the securities in TLP Investment Holdings LLC.

(88)
Wolf Creek Investment Management, LLC ("WCIM"), has voting and investment control of Wolf Creek Investments II, LLC. The sole manager of WCIM is Levoyd E. Robinson.

(89)
Bradford B. Couri has the power to vote and dispose of the securities in such entity.

(90)
Eric Baer has the power to vote and dispose of the securities in such entity.

(91)
Sean M. Haas has the power to vote and dispose of the securities in such entity.

(92)
Mohsin Ansari has the power to vote and dispose of the securities in such entity.

(93)
Include shares of Common Stock issuable upon conversion of our Series A Preferred Stock (assuming a conversion price of $11.50 per share) as follows:

Selling Securityholder	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to the Offering (as of March 20, 2017) and to be Offered Hereby Number of Series A Preferred Stock	Number of Shares of Common Stock Issuable Upon Conversion of Series A Preferred Stock
Blackwell Partners, LLC, Series A	33,168	288,417
Coliseum Capital Partners, L.P.	93,630	814,173
Coliseum Capital Partners II, L.P.	23,202	201,756
Osterweis Strategic Income Fund	490,000	4,260,869
Osterweis Strategic Investment Fund	10,000	86,956
(94)
The Common Stock beneficially owned is held, in the amounts set forth in the table, directly by (a) Coliseum Capital Partners, L.P. ("CCP"), an investment limited partnership of which Coliseum Capital, LLC ("CC") is general partner and for which Coliseum Capital Management, LLC ("CCM") serves as investment adviser, (b) Coliseum Capital Partners II, L.P. ("CCPII"), an investment limited partnership of which CC is general partner and for which CCM serves as investment adviser, and (c) Blackwell Partners, LLC Series A, a separate account investment advisory client of CCM (the "Separate Account"). The number of shares listed as beneficially owned consist of: (i) with respect to the Separate Account, 88,829 shares of Common Stock held directly and 288,417 shares of Common Stock that could be acquired within 60 days upon the conversion of 33,168 shares of Series A Preferred Stock; (ii) with respect to CCP, 253,068 shares of Common Stock held directly and 814,173 shares of Common Stock that could be acquired within 60 days upon the conversion of 93,630 shares of Series A Preferred Stock; and (iii) with respect to CCPII, 62,182 shares of Common Stock held directly and 201,756 shares of Common Stock that could be acquired within 60 days upon the conversion of 23,202 shares of Series A Preferred Stock. Christopher Shackelton ("Shackelton") and Adam Gray ("Gray") are managers of and have an ownership interest in each of CCM and CC and may be deemed to have shared voting and dispositive power with respect to the shares of our capital stock owned by each of the Separate Account, CCP and CCPII. The address for each of the Separate Account, CCP, CCPII, Gray and Shackelton is 105 Rowayton Avenue, Norwalk CT 06853.

(95)
D. E. Shaw & Co., L.P. ("DESCO LP"), as the investment adviser and manager of Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the reported shares. D. E. Shaw & Co., Inc. ("DESCO Inc."), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the reported shares. Julius Gaudio, Maximilian Stone and Eric Wepsic, or their designees, exercise voting and investment control over the reported shares on DESCO LP's behalf. Neither DESCO LP nor DESCO Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the reported shares.

David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw's position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the reported shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the reported shares. David E. Shaw disclaims beneficial ownership of the reported shares.

(96)
Pine River Master Fund Ltd. is managed by Pine River Capital Management L.P. Brian Taylor, Manager and President of Pine River Capital Management LLC, the general partner of Pine River Capital Management L.P., the investment manager of Pine River Master Fund Ltd., has voting or investment power over the securities reported herein that are held by Pine River Master Fund Ltd. Brian Taylor disclaims beneficial ownership in the Common Stock reported herein except to the extent of his pecuniary interest therein.

(97)
Includes shares of Common Stock that may be issued upon the exercise of 556,120 warrants owned by Sunrise Partners Limited Partnership. Paloma Partners Management Company and Paloma Partners Advisors LP are the general partners of Sunrise Partners Limited Partnership. S. Donald Sussman, Warren Empey and Christopher Tuzzo share discretionary voting and investment authority over the shares owned by Sunrise Partners Limited Partnership.

(98)
The shares of Series A Preferred Stock owned by the Osterweis Strategic Income Fund and the Osterweis Strategic Investment Fund (referred to herein collectively as the "Osterweis Investor") are subject to a beneficial ownership limitation which requires 65 days' notice before a holder of Series A Preferred Stock may convert its Series A Preferred Stock to the extent that such beneficial owner would beneficially own in excess of 9.99% of the Common Stock outstanding after giving effect to such conversion (the "Beneficial Ownership Limitation"). The shares set forth in the table above with respect to the Osterweis Investor represent the shares of Common Stock into which its 500,000 shares of Series A Preferred Stock are initially convertible (assuming a conversion price of $11.50 per share), subject to the Beneficial Ownership Limitation. If the Osterweis Investor gave notice that it wanted to eliminate the Beneficial Ownership Limitation, five days thereafter the Osterweis Investor would beneficially own approximately 4,347,826 shares, or 14.3%, of Common Stock (assuming a conversion price of $11.50 per share). Carl Kaufman, the lead Portfolio Manager and Managing Director of Fixed Income of the investment manager, has voting or investment power over the securities reported herein that are held by the Osterweis Investor. Mr. Kaufman disclaims beneficial ownership in the common stock reported herein except to the extent of his pecuniary interest therein.

Private Placement Warrants

Name of Selling Securityholder	Number of Warrants Beneficially Owned Prior to the Offering (as of March 20, 2017) and to be Offered Hereby	Number of Warrants Beneficially Owned After Completion of the Offering
Daniel J. Hennessy(1)	375,000	0
Steven D. Hovde	75,000	0
TLP Investment Partners LLC(2)	50,000	0
Nicholas A. Petruska(3)	89,460	0
Dennis Petruska	10,000	0
Thomas J. Sullivan(4)	198,918	0
The Bradley J. Bell Revocable Trust(5)	596,756	0
Richard Burns(6)	596,756	0
Kevin Charlton(7)	198,918	0
Charles B. Lowrey II	198,918	0
Peter Shea(8)	596,756	0
Joseph Tabet	596,756	0
DeForest P. Davis	994,595	0
Tiffany A. Lytle	397,837	0
DVDC/PEI, LLC(9)	1,591,352	0
Nicholas Geeza	99,460	0
Christian W.E. Haub	696,216	0
Thomas Hennessy	99,460	0
Robert S. Karlblom 2011 Revocable Trust UAD 4/18/11(10)	198,918	0
Kenneth Kranzberg Revocable Trust(11)	497,298	0
Markus Lahrkamp	397,838	0
HLM Group LLC(12)	497,298	0
Mark D. Alvarez	308,324	0
Michael Hennessy	49,730	0
Katherine Willis	49,730	0
Green Dolphin Capital, LLC(13)	497,298	0
Kyle Textor	49,730	0
TLP Investment Holdings LLC(14)	3,779,460	0
Bradford B Couri and Ana Couri, JTWRS	148,916	0
Wolf Creek Investments II, LLC(15)	100,131	0
Bradford B. Couri Legacy Trust(16)	99,311	0
Eric Baer Revocable Trust dated 10/17/05(17)	99,310	0
Sean M. Haas Trust dated 4/15/05(18)	49,630	0
Ansari 3 Twelve LLC II(19)	795,676	0

(1)
Mr. Hennessy has served as the Vice Chairman of our board of directors since February 27, 2017. He also served as Hennessy Capital's Chief Executive Officer and the Chairman of the Board of Directors from May 2015 until the consummation of the Business Combination on February 27, 2017.

(2)
TLP Investment Partners LLC is majority owned by TLP Group LLC, which is also the General Manager of TLP Investment Partners LLC. TLP Group LLC is majority owned by David G. Bunning, as trustee of the David G. Bunning 2005 Revocable Trust. Mr. Bunning has the power to vote and dispose of the shares in TLP Investment Partners LLC.

(3)
Mr. Petruska served as Hennessy Capital's Executive Vice President, Chief Financial Officer and Secretary from May 2015 until the consummation of the Business Combination on February 27, 2017.

(4)
Mr. Sullivan served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(5)
Bradley Bell is trustee of The Bradley J. Bell Revocable Trust and has voting and investment control over the trust. Mr. Bell served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(6)
Mr. Burns served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(7)
Mr. Charlton has served as a member of our board of directors since the IPO. He also served as Hennessy Capital's President and Chief Operating Officer from May 2015 until the consummation of the Business Combination on February 27, 2017.

(8)
Mr. Shea served as a member of Hennessy Capital's board of directors from the IPO until the consummation of the Business Combination on February 27, 2017.

(9)
DeForest P. Davis has the power to vote and dispose of the shares in such entity.

(10)
Robert S. Karlblom has the power to vote and dispose of the shares in such entity.

(11)
Kenneth Kranzberg has the power to vote and dispose of the shares in such entity.

(12)
Harvey Miller has the power to vote and dispose of the shares in such entity.

(13)
Gary Rappeport has the power to vote and dispose of the shares in such entity.

(14)
TLP Investment Holdings, LLC is majority owned by TLP Trading LLC. The manager of TLP Trading LLC is TLP Management, LP. The general partner of TLP Management, LP is TLP Ultimate GP LLC. The managing member of TLP Ultimate GP LLC is David G. Bunning, as trustee of the David G. Bunning 2005 Revocable Trust. Mr. Bunning has the power to vote and dispose of the shares in TLP Investment Holdings LLC.

(15)
Wolf Creek Investment Management, LLC ("WCIM"), has voting and investment control of Wolf Creek Investments II, LLC. The sole manager of WCIM is Levoyd E. Robinson.

(16)
Bradford B. Couri has the power to vote and dispose of the shares in such entity.

(17)
Eric Baer has the power to vote and dispose of the shares in such entity.

(18)
Sean M. Haas has the power to vote and dispose of the shares in such entity.

(19)
Mohsin Ansari has the power to vote and dispose of the shares in such entity.

Series A Preferred Stock

Selling Securityholder	Number of Shares of Series A Preferred Stock Beneficially Owned Prior to the Offering (as of March 20, 2017) and to be Offered Hereby	Number of Shares of Series A Preferred Stock Beneficially Owned After Completion of the Offering
Blackwell Partners, LLC, Series A(1)	33,168	0
Coliseum Capital Partners, L.P.(1)	93,630	0
Coliseum Capital Partners II, L.P.(1)	23,202	0
Osterweis Strategic Income Fund(2)	490,000	0
Osterweis Strategic Investment Fund(2)	10,000	0

(1)
The Series A Preferred Stock beneficially owned is held, in the amounts set forth in the table, directly by (a) Coliseum Capital Partners, L.P. ("CCP"), an investment limited partnership of which Coliseum Capital, LLC ("CC") is general partner and for which Coliseum Capital Management, LLC ("CCM") serves as investment adviser, (b) Coliseum Capital Partners II, L.P. ("CCPII"), an investment limited partnership of which CC is general partner and for which CCM serves as investment adviser, and (c) Blackwell Partners, LLC Series A, a separate account investment advisory client of CCM (the "Separate Account"). Christopher Shackelton ("Shackelton") and Adam Gray ("Gray") are managers of and have an ownership interest in each of CCM and CC and may be deemed to have shared voting and investment power with respect to the shares of our capital stock owned by each of the Separate Account, CCP and CCPII. The address for each of the Separate Account, CCP and CCPII, Gray and Shackelton is 105 Rowayton Avenue, Norwalk CT 06853.

(2)
The shares of Series A Preferred Stock owned by the Osterweis Strategic Income Fund and the Osterweis Strategic Investment Fund (referred to herein collectively as the "Osterweis Investor") are subject to a beneficial ownership limitation which requires 65 days' notice before a holder of Series A Preferred Stock may convert its Series A Preferred Stock to the extent that such beneficial owner would beneficially own in excess of 9.99% of the Common Stock outstanding after giving effect to such conversion (the "Beneficial Ownership Limitation"). The shares set forth in the table above with respect to the Osterweis Investor represent the shares of Common Stock into which its 500,000 shares of Series A Preferred Stock are initially convertible (assuming a conversion price of $11.50 per share), subject to the Beneficial Ownership Limitation. If the Osterweis Investor gave notice that it wanted to eliminate the Beneficial Ownership Limitation, five days thereafter the Osterweis Investor would beneficially own approximately 4,347,826 shares, or 14.3%, of Common Stock (assuming a conversion price of $11.50 per share). Carl Kaufman, the lead Portfolio Manager and Managing Director of Fixed Income of the investment manager, has voting or investment power over the securities reported herein that are held by the Osterweis Investor. Mr. Kaufman disclaims beneficial ownership in the common stock reported herein except to the extent of his pecuniary interest therein.

Material Relationships with Selling Security Holders

        Please see "Certain Relationships and Related Transactions" in the Proxy Statement and in the Current Report on Form 8-K filed with the SEC on March 3, 2017, and subsequently amended on March 16, 2017, and the Current Report on Form 8-K filed with the SEC on December 22, 2016 for information regarding material relationships with our Selling Securityholders within the past three years.

        On July 22, 2015, Hennessy Capital, the HCAC Sponsor and the Founder Share Holders entered into a registration rights agreement. Concurrently with the closing of the Business Combination, that agreement was amended and restated, effective as of February 27, 2017 (the "Registration Rights Agreement"), to include certain of the Private Daseke Stockholders, the Backstop Commitment Investors and the Preferred Investors.

        On May 11, 2015, Hennessy Capital and the HCAC Sponsor entered into a Sponsor Warrants Purchase Agreement, pursuant to which the HCAC Sponsor purchased 15,080,756 Private Placement Warrants in a private placement transaction that closed simultaneously with the consummation of the IPO.

        On April 29, 2015, Hennessy Capital and the HCAC Sponsor entered into a Securities Subscription Agreement pursuant to which the HCAC Sponsor purchased an aggregate of 5,031,250 shares of Common Stock (41,273 of which were subsequently forfeited), which were issued in a private placement prior to the closing of the IPO. On May 20, 2015, the HCAC Sponsor and certain officers, directors and an advisor of Hennessy Capital entered into a Securities Assignment Agreement pursuant to which the HCAC Sponsor transferred an aggregate of 440,000 shares to such persons for an aggregate purchase price of $2,200.00.

PLAN OF DISTRIBUTION

Issuance of Common Stock Underlying Warrants

        Pursuant to the terms of the Warrants, the shares of Common Stock issuable upon exercise thereof will be distributed to those Warrant holders who surrender the certificates representing the Warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

        The prices at which the shares of Common Stock underlying the Warrants covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

Resale of Common Stock, Private Placement Warrants and Series A Preferred Stock by Selling Securityholders

        We are registering Common Stock, Private Placement Warrants and Series A Preferred Stock offered by this prospectus on behalf of the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Common Stock, Private Placement Warrants and/or Series A Preferred Stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, limited liability company or partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on Nasdaq (in the case of our Common Stock and Private Placement Warrants) or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

        The Selling Securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

  •
  in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

  •
  in privately negotiated transactions;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through the settlement of short sales (including short sales "against the box"), in each case subject to compliance with the Securities Act and other applicable securities laws;

  •
  through one or more underwriters in a public offering on a firm commitment or best-efforts basis;

  •
  an exchange distribution in accordance with the rules of the applicable exchange, if any;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

  •
  directly to one or more purchasers;

  •
  in other ways not involving market makers or established trading markets;

  •
  by pledge to secure debts and other obligations;

  •
  through agents; or

  •
  in any combination of the above or by any other legally available means.

        The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Securityholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of securities offered by this prospectus, which securities such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of the security less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of securities being offered by the Selling Securityholders named herein. However, we will receive proceeds from the exercise of the Warrants if they are exercised by a holder thereof.

        The Selling Securityholders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

        The Selling Securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

        To the extent required, the securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

        In order to comply with the securities laws of some states, if applicable, our securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        If a Selling Securityholder wants to sell its securities under this prospectus in the United States, the Selling Securityholder will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's. The broker for a Selling Securityholder will be able to advise a Selling Securityholder in which states our securities are exempt from registration with that state for secondary sales.

        Any person who purchases our securities from a Selling Securityholder offered by this prospectus who then wants to sell such securities will also have to comply with Blue Sky laws regarding secondary sales.

        When the registration statement that includes this prospectus becomes effective, and a Selling Securityholder indicates in which state(s) such Selling Securityholder desires to sell such Selling Securityholder's securities, we will be able to identify whether such Selling Securityholder will need to register or will be able to rely on an exemption therefrom.

        We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of their securities against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the Selling Securityholders against liabilities, including certain liabilities under the Securities Act and state securities laws, relating to the registration of the securities offered by this prospectus.

        We are required to pay all of our fees and expenses incident to the registration of the securities covered by this prospectus, including with regard to compliance with state securities or "blue sky" laws. The registration expenses of any registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective, will be borne by the Company. The parties to the Registration Rights Agreement shall be responsible for any underwriters' commissions and discounts or brokerage fees in respect of the registrable securities sold by them and the fees and expenses of any legal counsel representing them except as otherwise set forth in the Registration Rights Agreement.

 DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Stock

        Our charter authorizes the issuance of 260.0 million shares of capital stock, consisting of 250.0 million shares of Common Stock, $0.0001 par value per share, and 10.0 million shares of preferred stock, $0.0001 par value, 650,000 of which have been designated as Series A Preferred Stock and the remaining 9.35 million of which are undesignated. The outstanding shares of our Series A Preferred Stock and Common Stock are, and the shares of Common Stock issuable upon exercise of the outstanding Warrants and upon conversion of the outstanding Series A Preferred Stock will be upon issuance, duly authorized, validly issued, fully paid and non-assessable.

        As of March 20, 2017, there were 37,715,960 shares of Common Stock outstanding, excluding shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of unsurrendered Warrants.

Common Stock

        The charter provides that all shares of Common Stock will have identical rights, powers, preferences and privileges.

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designations for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

        Holders of Common Stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Company legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

        In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

        There are no sinking fund provisions applicable to the Common Stock.

        In the event of a liquidation, dissolution or winding up of our company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights.

Election of Directors

        Our board of directors is divided into three separate classes with each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Founder Shares

        The Founder Shares are shares of Common Stock that are identical to the shares of Common Stock included in the units that were sold in the IPO, and the Founder Share Holders have the same stockholder rights as public stockholders, except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

        With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the HCAC Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of one year after the completion of the Business Combination or earlier if, (x) subsequent to the Business Combination, the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Preferred Stock

        Our charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to provide for the issuance of shares of the preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management.

Series A Preferred Stock

        Our charter authorizes the issuance of 10.0 million shares of preferred stock, $0.0001 par value, and, on February 27, 2017, we designated, authorized and issued 650,000 shares of preferred stock as Series A Convertible Cumulative Preferred Stock. We refer to that series as our "Series A Preferred Stock."

        Under the Certificate of Designations, each share of Series A Preferred Stock will be convertible, at the holder's option at any time, initially into approximately 8.6957 shares of our Common Stock (assuming a conversion price of approximately $11.50 per share), subject to specified adjustments as set forth in the Certificate of Designations. If any holder elects to convert its Series A Preferred Stock after the seven-year anniversary of the issue date, if the then-current Conversion Price (as defined in the Certificate of Designations) exceeds the Weighted Average Price (as defined in the Certificate of Designations) for the Common Stock during any ten consecutive Trading Days (as defined in the Certificate of Designations), at its option by delivery of a Notice of Conversion in accordance with Section 8(b) of the Certificate of Designations no later than five business days following such tenth consecutive Trading Day, to convert any or all of such holder's shares of Series A Preferred Stock into, at our sole discretion, either Common Stock, cash or a combination of Common Stock and cash; provided, that the Company shall provide such converting holder notice of its election within two Trading Days of receipt of the Notice of Conversion; provided further, that in the event the Company elects to issue Common Stock for all or a portion of such conversion, the "Conversion Rate" for such conversion (subject to the limitations set forth in Section 11 of the Certificate of Designations) shall mean the quotient of the Liquidation Preference (as defined in the Certificate of Designations) divided by the average Weighted Average Price for the Common Stock during the 20 consecutive Trading Days commencing on the Trading Day immediately following the Trading Day on which the Company provided such notice. If the Company does not elect a settlement method prior to the deadline set forth in the Certificate of Designations, the Company shall be deemed to have elected to settle the conversion entirely in Common Stock. Based on the assumed conversion rate, a total of 5,652,171 shares of Series A Preferred Stock would be issuable upon conversion of all of the currently outstanding shares of Series A Preferred Stock.

        On or after the third anniversary of the initial issuance date but prior to the fifth anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Preferred Stock to be automatically converted into shares of our Common Stock at the then-effective conversion rate, if the Weighted Average Price of our Common Stock equals or exceeds 140% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the fifth anniversary of the initial issuance date but prior to the seventh anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Preferred Stock to be automatically converted into shares of our Common Stock at the then-effective conversion rate, if the Weighted Average Price of our Common Stock equals or exceeds 115% of the then-current conversion price for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days. On or after the seventh anniversary of the initial issuance date, we will have the right, at our option, to give notice of our election to cause all outstanding shares of the Series A Preferred Stock to be automatically converted into shares of our Common Stock at the then-effective conversion rate, if the Weighted Average Price of our Common Stock equals or exceeds the then-current conversion price for at least 10 consecutive trading days. If the Company undergoes certain fundamental changes (as more fully described in the Certificate of Designations but including, among other things, certain change-in-control transactions, recapitalizations, asset sales and liquidation events), each outstanding share of Series A Preferred Stock may, within 15 days following the effective date of such fundamental change and at the election of the holder, be converted into our Common Stock at a conversion rate (subject to certain adjustments) equal to (i) the greater of (A) the sum of the conversion rate on the effective date of such fundamental change plus the additional shares received by holders of Series A Preferred Stock following such fundamental change (as set forth in the Certificate of Designations) and (B) the quotient of (x) $100.00, divided by (y) the greater of (1) the applicable holder stock price and (2) 66 2/3% of the closing sale price of the Common Stock on the issue date plus (ii) the number of shares of Common Stock that would be issued if any and all accumulated and unpaid dividends were paid in shares of Common Stock.

        The Series A Preferred Stock contains limitations that prevent the holders thereof from acquiring shares of our Common Stock upon conversion that would result in (i) the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Common Stock then outstanding (referred to in this prospectus as the Beneficial Ownership Limitation) or (ii) the Series A Preferred Stock being converted into more than 19.99% of the shares of Common Stock outstanding on the initial issue date of the Series A Preferred Stock (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) without, in the latter instance, stockholder approval of such issuance.

        The Series A Preferred Stock also contains terms prohibiting the payment of cash dividends on the Common Stock and the repurchase or redemption of the Common Stock unless at the time of such payment, repurchase or redemption (i) all accumulated dividends on the Series A Preferred Stock are paid or set aside and (ii) the payment of the dividend in respect of the Series A Preferred Stock for the most recent dividend period has been paid in cash or has been declared with the set-aside of a sum sufficient for payment thereof.

        Dividends on the Series A Preferred Stock are cumulative at the Dividend Rate. The "Dividend Rate" is the rate per annum of 7.625% per share of Series A Preferred Stock on the liquidation preference (which is $100.00 per share). Dividends on the Series A Preferred Stock will accrue for all fiscal periods during which the Series A Preferred Stock is outstanding, regardless of whether we have earnings in such period, whether there are funds legally available for the payment of such dividends and whether or not the dividends are authorized or declared. Dividends for any period less than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        Dividends are payable quarterly in arrears in cash or, at our election and subject to the receipt of the necessary shareholder approval (to the extent necessary), in shares of Common Stock. The "Dividend Payment Dates" are March 15, June 15, September 15 and December 15 of each year, beginning on the first of such dates after the date of first issuance of the Series A Preferred Stock. The "Dividend Record Dates" with respect to any Dividend Payment Date are February 15, May 15, August 15 or November 15, as applicable, immediately preceding the Dividend Payment Date. No dividend will be declared or paid upon, or any amount set apart for the payment of dividends upon, any outstanding shares of Series A Preferred Stock for any dividend period unless all dividends for all preceding periods have been declared and paid, or declared and a sufficient amount has been set apart for the payment of such dividends on all outstanding shares of Series A Preferred Stock.

        In general, no dividends may be declared, made or set apart for payment upon any Parity Stock or Junior Stock, unless all accumulated and unpaid dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid in cash. "Parity Stock" means any class of our capital stock or series of preferred stock established after the first issuance of the Series A Preferred Stock the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights, and/or rights upon our liquidation and/or voting rights. "Junior Stock" means our Common Stock and any class of capital stock or series of preferred stock established after the first issuance of the Series A Preferred Stock the terms of which expressly provide that such class or series will rank junior to the Series A Preferred Stock as to dividend rights or rights upon our liquidation.

        If we elect to make a dividend payment, or any portion thereof, in shares of Common Stock, the number of shares deliverable will be (i) the cash amount of the dividend payment that would apply if no payment were to be made in Common Stock divided by (ii) the product of (x) the weighted average price of the Common Stock for each of the 10 consecutive trading days ending on the second trading day immediately preceding the applicable Dividend Payment Date (as equitably adjusted by our board of directors for stock splits, combinations or similar transactions) multiplied by (y) 0.95%; provided that at least two trading days prior to the beginning of the averaging period described above, we will provide written notice of such election to the holders of Series A Preferred Stock.

        We will make dividend payments in cash, except to the extent we elect to make all or any portion of such payment in shares of Common Stock or any combination thereof. We are obligated to give the holders of Series A Preferred Stock notice of any such election and the portion of the payment that will be made in cash and the portion that will be made in Common Stock no later than 12 trading days prior to the Dividend Payment Date for such dividend.

        Except as required by Delaware law, holders of the Series A Preferred Stock will have no voting rights except with respect to the approval of any material and adverse amendment to our certificate of incorporation, and certain significant holders of Series A Preferred Stock may have approval rights with respect to certain key economic terms of the Series A Preferred Stock, as set forth in the Certificate of Designations.

Warrants

Public Warrants

        There are currently 19,959,908 Public Warrants outstanding, which were originally sold as part of units in the IPO. Each such warrant entitles the registered holder to purchase Common Stock at an exercise price of $5.75 per one-half of a share ($11.50 per whole share), subject to adjustment as discussed below. Public Warrants may be exercised only for a whole number of shares of our Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will expire on February 27, 2022, five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

        We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless the registration statement of which this prospectus forms a part is then effective and this prospectus remains current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any Common Stock to holders seeking to exercise their Public Warrants, unless the issuance of the Common Stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that the registration statement of which this prospectus forms a part is not effective for the exercised Public Warrants, the purchaser of a unit containing such Warrant (prior to the consummation of the Business Combination) will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

        We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Business Combination, to use our best efforts to file with the SEC the registration statement of which this prospectus forms a part for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the applicable warrant agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a "covered security" under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a "cashless basis" in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

        Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

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  in whole and not in part;

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  at a price of $0.01 per Warrant;

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  upon not less than 30 days' prior written notice of redemption to each Warrant holder; and

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  if, and only if, the reported last sale price of the Common Stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the Warrant holders.

        If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

        We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $24.00 redemption trigger price as well as the Warrant exercise price of $5.75 per one-half of one share ($11.50 per whole share) after the redemption notice is issued.

        If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a "cashless basis." In determining whether to require all holders to exercise their Public Warrant on a "cashless basis," our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the "fair market value" (defined below) by (y) the fair market value. The "fair market value" shall mean the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after the Business Combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, the HCAC Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

        A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the Warrant agent's actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

        If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

        In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with the business combination or (d) as a result of the repurchase of shares of Common Stock by us, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

        If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

        Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

        In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by stockholders as provided for in our charter or as a result of the repurchase of shares of Common Stock by us in connection with the Business Combination) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant.

        The Public Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

        The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

        No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

Private Placement Warrants

        The HCAC Sponsor purchased 15,080,756 Private Placement Warrants purchased at a price of $0.50 per unit for an aggregate purchase price of approximately $7,540,000 in a private placement that closed concurrently with the consummation of Hennessy Capital's initial public offering. The Private Placement Warrants are identical to the Public Warrants sold in the initial public offering, except that, if held by the HCAC Sponsor or its permitted assigns, they (a) may be exercised for cash or on a cashless basis; and (b) are not subject to being called for redemption.

        The Private Placement Warrants were sold in a private placement pursuant to Regulation D of the Securities Act and were exempt from registration requirements under the federal securities laws.

However, the holders of these Private Placement Warrants have agreed that they will not exercise them if, at the time of exercise, the registration statement of which this prospectus forms a part is not effective and this prospectus relating to the Common Stock issuable upon exercise of the Public Warrants is not then current or otherwise available, unless, at that time, the Public Warrants are exercisable on a cashless basis.

Dividends

        We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends although we may pay cash dividends on any shares of Series A Preferred Stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, debt covenants and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time.

        Under our credit facilities, dividends and distributions are not permitted to be made by our subsidiaries to us, subject to certain exceptions, including, without limitation:

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  dividends and distributions to pay general administrative and operating costs and other corporate overhead, subject to an annual cap amount;

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  dividends and distributions to pay costs and expenses associated with our public reporting and compliance requirements;

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  dividends and distributions used to pay our tax liabilities attributable to the income or operation of our subsidiaries;

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  dividends and distributions to finance certain permitted investments under our credit facilities, subject to certain restrictions;

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  redemptions or repurchases of equity interests held by management, subject to certain restrictions; and

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  subject to certain restrictions (including compliance with a total leverage test), dividends and distributions up to an "Available Amount" of $25 million, as such may be increased by a builder component comprised of (among other things) the portion of excess cash flow not required to be used to prepay the loans, certain permitted investment amounts and the proceeds of certain equity issuances by us.

Our Transfer Agent and Warrant Agent

        The transfer agent for our Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law

        We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a "business combination" with:

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  a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder");

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  an affiliate of an interested stockholder; or

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  an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

        A "business combination" includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

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  our board of directors approves the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction;

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  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

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  on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

        Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

        Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

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  1% of the total number of shares of Common Stock then outstanding; or

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  the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

        For purposes of the six-month holding period requirement of Rule 144, a person who beneficially owns restricted shares of our Common Stock issued pursuant to a cashless exercise of a Warrant shall be deemed to have acquired such shares, and the holding period for such shares shall be deemed to have commenced, on the date the Warrant was originally issued.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

        Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

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  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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  at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (which, in our case, is likely to occur one year after the February 6, 2017 filing of the Proxy Statement).

        As of March 20, 2017, we had 37,715,960 shares of Common Stock outstanding. Of these shares, the 8,342,918 shares that were sold in the IPO and were not redeemed in connection with the Business Combination are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

        As of the date of this prospectus, there are 35,040,664 Warrants outstanding, consisting of 19,959,908 Public Warrants originally sold as part of units in the IPO and 15,080,756 Private Placement Warrants that were originally issued to the HCAC Sponsor in a private placement that closed concurrently with the consummation of the IPO. Each Warrant is exercisable for one-half of one share of our Common Stock, in accordance with the terms of the Warrant Agreement. The Public Warrants are freely tradable. In addition, we were obligated to file no later than 15 business days after the closing of the Business Combination the registration statement of which this prospectus forms a part covering the shares of our Common Stock that may be issued upon the exercise of the Warrants and cause this registration statement to become effective and maintain the effectiveness of this registration statement until the expiration of the Warrants.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership, conversion and disposition of our Series A Preferred Stock and any Common Stock received in respect of our Series A Preferred Stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or to different interpretations. We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS or a court will agree with these statements and conclusions. This summary is limited to holders that will hold our Series A Preferred Stock and Common Stock received in respect thereof as "capital assets" (generally, property held for investment).

        This summary does not address any U.S. federal alternative minimum, estate or gift tax considerations, the Medicare tax on net investment income or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty. This summary also does not address all tax considerations that may be important to a particular investor in light of the investor's circumstances, or to certain categories of investors that may be subject to special rules, such as (without limitation):

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  banks, insurance companies or other financial institutions;

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  tax-exempt or governmental organizations;

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  tax-exempt retirement plans;

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  qualified foreign person funds (or any entities all of the interests which are held by a qualified foreign pension fund);

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  dealers in securities or foreign currencies;

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  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

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  U.S. persons whose functional currency is not the U.S. dollar;

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  partnerships or other pass-through entities for U.S. federal income tax purposes and holders of interests therein;

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  persons that hold our Series A Preferred Stock or Common Stock as part of a constructive sale;

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  former U.S. citizens or long-term residents of the United States;

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  real estate investment trusts or regulated investment companies; and

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  persons that hold our Series A Preferred Stock or Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, wash sale or other integrated investment or risk reduction transaction.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Series A Preferred Stock or Common Stock received in respect thereof, the tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership (including entities treated as partnerships for U.S. federal income tax purposes) acquiring our Series A Preferred Stock, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding, converting and disposing of such Series A Preferred Stock and the Common Stock received in respect thereof.

        Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of our Series A Preferred Stock and any Common Stock received in respect thereof.

Tax Consequences to U.S. Holders

        The discussion in this section is addressed to a holder of our Series A Preferred Stock and Common Stock received in respect thereof that is a U.S. holder. You are a "U.S. holder" if you are a beneficial owner of Series A Preferred Stock or Common Stock received in respect thereof and you are, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a United States person.

Distributions on Series A Preferred Stock and Common Stock

        Cash distributions with respect to our Series A Preferred Stock or our Common Stock generally will be characterized as dividend income when paid, to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our Series A Preferred Stock or Common Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such Series A Preferred Stock or Common Stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that your holding period for such Series A Preferred Stock or Common Stock, as the case may be, is more than one year as of the time of the distribution. For a discussion of your tax basis and holding period in respect of Common Stock received in respect of our Series A Preferred Stock, see below under "—Common Stock Distributions on Series A Preferred Stock" and "—Conversion of Series A Preferred Stock."

        Distributions treated as dividends that are received by non-corporate holders of our Series A Preferred Stock or Common Stock generally will be subject to a reduced U.S. federal income tax rate if such holders meet certain holding period and other applicable requirements. If a dividend received by a non-corporate holder that qualifies for the rate reduction is an "extraordinary dividend" within the meaning of Section 1059 of the Code, any loss recognized by such non-corporate holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such "extraordinary dividend," irrespective of such holder's holding period for the stock.

        Subject to certain limitations (including holding period requirements), distributions on our Series A Preferred Stock and our Common Stock constituting dividends paid out of earnings and profits to U.S. holders that are corporations generally will qualify for the dividends received deduction. Any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends received deduction. If a corporate U.S. holder receives a dividend on the Series A Preferred Stock that is an "extraordinary dividend" within the meaning of Section 1059 of the Code, the holder, in certain instances, must reduce its tax basis (but not below zero) in the Series A Preferred Stock by the amount of the "nontaxed portion" of such "extraordinary dividend" that results from the application of the dividends received deduction. If the "nontaxed portion" of such "extraordinary dividend" exceeds such corporate holder's tax basis, any excess will be taxed as gain as if such holder had disposed of its shares in the year the "extraordinary dividend" is paid.

Common Stock Distributions on Series A Preferred Stock

        If we pay a distribution on our Series A Preferred Stock in the form of our Common Stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under "—Distributions on Series A Preferred Stock and Common Stock." The amount of such distribution will equal the fair market value of the Common Stock on the distribution date. Your tax basis in such Common Stock will equal the fair market value of such Common Stock on the distribution date, and your holding period for such Common Stock will begin on the day following the distribution date.

Adjustment of Conversion Rate

        The conversion rate at which our Series A Preferred Stock is converted to shares of Common Stock is subject to adjustments in certain circumstances. Section 305 of the Code and Treasury Regulations promulgated thereunder would treat a U.S. holder of our Series A Preferred Stock as having received a constructive distribution includable in such U.S. holder's income in the manner described under "Distributions on Series A Preferred Stock and Common Stock," above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the proportionate interest of the U.S. holder in our assets or earnings and profits. For example, a change in the conversion rate to reflect a taxable dividend to holders of our Common Stock will generally give rise to a deemed taxable dividend to the holders of our Series A Preferred Stock to the extent of an allocable portion of our current or accumulated earnings and profits. Thus, under certain circumstances, you may recognize income in the event of a constructive distribution even though you may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of our Series A Preferred Stock (other than an adjustment in respect of a taxable dividend on the Common Stock), however, will generally not be considered a constructive distribution.

        On April 12, 2016, the IRS proposed Treasury Regulations addressing the amount and timing of such deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the option element of the Series A Preferred Stock immediately after the conversion rate adjustment over the fair market value of the option element without the conversion rate adjustment, (ii) the deemed distribution occurs at the earlier of the date the conversion rate adjustment occurs under the terms of the Series A Preferred Stock and the date of the actual distribution of cash or property that results in the deemed distribution and (iii) we may be required to report the amount of any deemed distributions on our website or to the IRS and all U.S. holders of our Series A Preferred Stock (including holders that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but U.S. holders of Series A Preferred Stock may rely on them prior to that date under certain circumstances. You are urged to consult your tax advisor regarding the potential effects of the proposed regulations on an investment in our Series A Preferred Stock.

Conversion of Series A Preferred Stock

        Except as described below, you generally will not recognize (i.e., take into account for U.S. federal income tax purposes) income, gain or loss upon the conversion of our Series A Preferred Stock into shares of our Common Stock, except to the extent of any cash or Common Stock you are treated as receiving in respect of dividends in arrears, which generally will be taxable as described above under "—Distributions on Series A Preferred Stock and Common Stock." The treatment of any Common Stock deemed received in respect of any other accrued but unpaid dividends (i.e., those attributable to any portion of the dividend period containing the date of conversion) is uncertain, and such Common Stock may be treated as additional consideration or as a payment in respect of dividends in arrears. Except as provided below and except with respect to Common Stock treated as received in respect of dividends in arrears, your basis and holding period in the Common Stock received upon conversion generally will be the same as your basis and holding period in the converted Series A Preferred Stock (but the basis will be reduced by the portion of the adjusted tax basis allocated to any fractional share of Common Stock deemed exchanged for cash). Any Common Stock treated as received in payment of dividends in arrears and taxed as a dividend upon receipt will have a basis equal to its fair market value on the date of conversion, and a new holding period which will begin on the day after the conversion. Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional share of Common Stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional Common Share deemed exchanged. This gain or loss will be long-term capital gain or loss if you have held the Series A Preferred Stock for more than one year at the time of conversion.

        In certain circumstances, we may elect to settle a conversion of your Series A Preferred Stock with cash or with a combination of cash and Common Stock. If we elect to settle a conversion of your Series A Preferred Stock solely in cash, the transaction generally will be treated as a sale or exchange of your Series A Preferred Stock and will be taxable in the manner described below under "Sale or Other Disposition" (except to the extent any cash is deemed to be received in respect of dividends in arrears, in which case such amount would be subject to tax as described above under "—Distributions on Series A Preferred Stock and Common Stock"). If we elect to settle a conversion of your Series A Preferred Stock with a combination of cash and Common Stock, you will be subject to tax on any gain realized by you with such taxable gain limited to an amount equal to the lesser of the amount of gain realized or the amount of cash you receive. For this purpose, gain generally would equal the excess, if any, of the fair market value of our Common Stock received upon conversion (including any fractional share of Common Stock for which cash is received) and the cash received (excluding any cash or Common Stock deemed received in respect of dividends in arrears, which generally would be taxed as described above under "Distributions on Series A Preferred Stock and Common Stock") over your tax basis in our Series A Preferred Stock immediately prior to conversion. The character of such gain recognized is uncertain. If the receipt of the cash is considered to have the effect of a dividend, such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, such gain could be taxable as capital gain. You will not be permitted to recognize any loss realized by you upon conversion of Series A Preferred Stock into cash and Common Stock. The treatment of any cash or Common Stock treated as received in respect of accrued but unpaid dividends for any portion of the dividend period containing the date of conversion is uncertain and such cash or Common Stock may be treated as additional consideration or as a payment in respect of dividends in arrears.

        In the event that your Series A Preferred Stock is converted pursuant to certain fundamental changes (see "Description of Capital Stock—Preferred Stock—Series A Preferred Stock"), the tax treatment of such a conversion (including any additional shares received following such a fundamental change) will depend upon the facts underlying the particular transaction giving rise to such a conversion. You are urged to consult your tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Sale or Other Disposition

        You generally will recognize capital gain or loss on a sale or other disposition of our Series A Preferred Stock (other than pursuant to a conversion into Common Stock) or our Common Stock equal to the difference between the amount realized upon the sale or other disposition (not including any proceeds attributable to any dividends in arrears, which generally will be taxable as described above under "—Distributions on Series A Preferred Stock and Common Stock") and your adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if your holding period for the shares sold or exchanged is more than one year. Long-term capital gains of individuals generally are subject to a reduced rate of taxation. The deductibility of net capital losses is subject to limitations.

Information Reporting and Backup Withholding

        The amount of dividends paid to you on shares of our Series A Preferred Stock and our Common Stock and the proceeds received from the disposition of our Series A Preferred Stock or our Common Stock generally must be reported annually to the IRS and to you. You may be subject to backup withholding on the payment of dividends with respect to our Series A Preferred Stock or our Common Stock and on certain payments of proceeds on the sale or other disposition of our Series A Preferred Stock or Common Stock unless you furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish in the manner prescribed by law, an exemption from backup withholding. Because dividends of Common Stock will not give rise to any cash from which any applicable backup withholding could be satisfied, an applicable withholding agent may satisfy such liability through sales of a portion of the Common Stock or from subsequent cash payments to you. Any amount withheld under the backup withholding rules from a payment to you is allowable as a credit against your U.S. federal income tax liability, and may entitle you to a refund, provided that you timely provide the required information to the IRS. You are urged to consult your own tax advisor regarding the application of backup withholding in your particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Tax Consequences to Non-U.S. Holders

        The discussion in this section is addressed to holders of our Series A Preferred Stock and Common Stock received in respect thereof that are non-U.S. holders. You are a "non-U.S. holder" if you are a beneficial owner of Series A Preferred Stock or Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Distributions and Constructive Distributions on Series A Preferred Stock and Common Stock

        In general, distributions with respect to our Series A Preferred Stock or our Common Stock (including distributions on our Series A Preferred Stock made in the form of Common Stock) will generally be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. The amount of a distribution made in the form of our Common Stock will equal the fair market value of the Common Stock on the distribution date. To the extent any withholding taxes are imposed on the payment of a Common Stock distribution, the applicable withholding agent will withhold the U.S. federal tax from subsequent cash payments to you on our Series A Preferred Stock or our Common Stock, including cash proceeds from a sale of your Common Stock on your behalf.

        Distributions treated as dividends that are effectively connected with the conduct of a trade or business in the United States and, in the case of an applicable income tax treaty, are attributable to a permanent establishment in the United States, are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Such effectively connected dividends will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable income tax treaty.

        In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders resulting from adjustments to or failure to adjust the conversion rate of the Series A Preferred Stock or distributions on Series A Preferred Stock made in our Common Stock. See "Tax Consequences Applicable to U.S. Holders—Adjustments to Conversion Rate." Because deemed distributions would not give rise to any cash from which any applicable withholding tax could be satisfied, the applicable withholding agent may withhold the U.S. federal tax from subsequent cash payments to you on our Series A Preferred Stock or our Common Stock, including cash proceeds from a sale of your Common Stock on your behalf.

        In addition, as described above, on April 12, 2016, the IRS proposed Treasury Regulations addressing the amount and timing of such deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to such deemed distributions. See "Tax Consequences to U.S. Holders—Adjustment of Conversion Rate," If adopted as proposed, the regulations would generally provide that, subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions to a non-U.S. holder and, if there is no associated cash payment, may satisfy such withholding obligations by withholding on other cash payments made to the same beneficial owner or by liquidating other property held in custody for the beneficial owner or over which it has control. If the proposed Treasury Regulations are adopted as final regulations, the final regulations will be effective for deemed distributions occurring on or after the date of such adoption, but holders of Series A Preferred Stock and withholding agents may rely on the proposed Treasury Regulations prior to that date under certain circumstances.

Sale or Other Disposition

        Subject to the discussions below regarding backup withholding and FATCA, any gain that you realize upon a sale, exchange or other disposition of our Series A Preferred Stock or our Common Stock (other than a conversion of Series A Preferred Stock, which is discussed below under "—Conversion of Series A Preferred Stock") generally will not be subject to U.S. federal income or withholding tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States;

  •
  you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  •
  we are or have been a United States real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

        If you are a non-U.S. holder whose gain is described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If you are a foreign corporation, you may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on your effectively connected earnings and profits attributable to such gain. If you are a non-U.S. holder described in the second bullet point above, you will be subject to a 30% U.S. federal income tax (or lower applicable treaty rate) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

        Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, if we are or were to become a USRPHC, as long as our Common Stock continues to be "regularly traded on an established securities market" (within the meaning of the U.S. Treasury Regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder's holding period, (i) in the case of a disposition of Series A Preferred Stock, (x) more than 5% of our Series A Preferred Stock if such Series A Preferred Stock is regularly traded on an established securities market, or (y) Series A Preferred Stock with a value greater than 5% of our Common Stock as of the latest date such Series A Preferred Stock were acquired if the Series A Preferred Stock is not regularly traded on an established securities market, or (ii) in the case of a disposition of Common Stock, more than 5% of our Common Stock, will be subject to U.S. tax on the disposition thereof (in each case, a "5-percent holder").

        If you may be treated as a 5-percent holder under any of the tests set forth above, you are strongly encouraged to consult your tax advisor regarding the tax consequences to you if we are or were to become a USRPHC, including the tax consequences to you of a conversion of your Series A Preferred Stock into Common Stock, as described below, which may be subject to additional rules and procedural requirements.

Conversion of Series A Preferred Stock

        You generally will not recognize any gain or loss by reason of receiving Common Stock upon conversion of the Series A Preferred Stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares, which may be subject to U.S. federal income tax, as discussed above in "—Sale or Other Disposition." Any Common Stock treated as received in respect of dividends in arrears generally will be treated as a taxable distribution subject to withholding, as described above in "—Distributions and Constructive Distributions on Series A Preferred Stock and Common Stock." In addition, the treatment of any Common Stock deemed received in respect of any other accrued but unpaid dividends (i.e., those attributable to any portion of the dividend period containing the date of conversion) is uncertain and such Common Stock may be treated as additional consideration or as a payment in respect of dividends in arrears, which would be subject to withholding, as described above in "—Distributions and Constructive Distributions on Series A Preferred Stock and Common Stock." Any withholding tax on Common Stock treated as a dividend may be satisfied by the withholding agent from subsequent cash payments to you on our Series A Preferred Stock or our Common Stock, including cash proceeds from a sale of your Common Stock on your behalf.

        As described above under "Tax Consequences to U.S. Holders—Conversion of Series A Preferred Stock," under certain circumstances, we may elect to settle a conversion of your Series A Preferred Stock with cash or with a combination of cash and Common Stock. If we elect to settle a conversion of your Series A Preferred Stock solely in cash, any gain recognized on the conversion will be taxable to the extent described above under "Sale or Other Disposition" (except to the extent any portion of such cash is treated as attributable to dividends in arrears (or is treated as received with respect to accrued but unpaid dividends for any portion of the dividend period containing the date of conversion) which generally would be subject to withholding as described above under "—Distributions and Constructive Distributions on Series A Preferred Stock and Common Stock"). If we settle a conversion with a combination of cash and Common Stock, a non-U.S. holder may recognize capital gain or dividend income, as described above under "Tax Consequences to U.S. Holders—Conversion of Series A Preferred Stock." The tax treatment of such amount is uncertain, and an applicable withholding agent, may withhold 30% of such amount as described under "—Distributions and Constructive Distributions on Series A Preferred Stock and Common Stock."

        In the event that your Series A Preferred Stock is converted pursuant to certain fundamental changes (see "Description of Capital Stock—Preferred Stock—Series A Preferred Stock"), the tax treatment of such a conversion (including any additional shares received following such a fundamental change) will depend upon the facts underlying the particular transaction giving rise to such a conversion. You should consult your tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Backup Withholding and Information Reporting

        The amount of dividends or other distributions paid to you on shares of our Series A Preferred Stock and our Common Stock and the amount of tax withheld on such distributions generally must be reported annually to the IRS and to you. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        You will not be subject to backup withholding on dividends you receive on shares of our Series A Preferred Stock and our Common Stock if you provide the applicable withholding agent with proper certification (on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8) of your status as a non-U.S. person.

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Series A Preferred Stock or our Common Stock effected outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. Information reporting will apply, however, if you sell shares of our Series A Preferred Stock or our Common Stock outside the United States through a U.S. broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless the non-U.S. holder provides appropriate certification to the broker (on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8) of the holder's status as a non-U.S. person or other exempt status.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is properly furnished to the IRS on a timely basis.

Additional Withholding Requirements under FATCA

        Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder ("FATCA"), impose a 30% withholding tax on any dividends paid (including constructive dividends) on our Series A Preferred Stock or Common Stock and on the gross proceeds from a disposition of our Series A Preferred Stock or Common Stock (if such disposition occurs after December 31, 2018), in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

        You are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in our Series A Preferred Stock and Common Stock received in respect thereof.

        INVESTORS CONSIDERING THE PURCHASE OF OUR SERIES A PREFERRED STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME, ESTATE AND GIFT TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES

 VALIDITY OF SECURITIES

        The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P. and Ellenoff Grossman & Schole LLP.

EXPERTS

        The consolidated financial statements of Daseke, Inc. (renamed Daseke Companies, Inc. on February 27, 2017) and subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 included in the Current Report on Form 8-K/A of Daseke, Inc. dated March 16, 2017, which is incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance on the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Hennessy Capital Acquisition Corp. II, which are comprised of the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2016, and for the period from April 29, 2015 (inception) to December 31, 2015, included in Hennessy Capital Acquisition Corp. II's Annual Report on Form 10-K for the year ended December 31, 2016 have been incorporated by reference herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of WithumSmith+Brown, PC as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them. This allows us to disclose important information to you by referencing those filed documents. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

  •
  the Proxy Statement;

  •
  the Current Report on Form 8-K filed by Hennessy Capital with the SEC on January 30, 2017;

  •
  the Current Reports on Form 8-K filed by Daseke, Inc. with the SEC on February 27, 2017, March 3, 2017 (two reports and as amended by the Current Report on Form 8-K/A filed on March 16, 2017) (in each case, excluding any information deemed furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein);

  •
  Hennessy Capital's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017; and

  •
  the description of our Common Stock contained in our Form 8-A, filed by Hennessy Capital with the SEC on July 21, 2015.

        These reports contain important information about us, our financial condition and our results of operations.

        We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K, after the date of this prospectus and before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

        You can obtain a copy of any documents that are incorporated by reference in this prospectus or any prospectus supplement at no cost, by writing or telephoning us at:

Corporate Secretary
Daseke, Inc.
15455 Dallas Parkway, Suite 440
Addison, Texas 75001
(972) 248-0412

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities and their copy charges.

        We also make available free of charge on our Internet website at http://investor.daseke.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee		$64,554.35
Transfer agent's fees and expenses	$		*
Printing expenses	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Miscellaneous	$		*

Total expenses	$		*

*
Estimated expenses not presently known.

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

        The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

        The registrant's certificate of incorporation and bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL. In addition, the registrant has entered into indemnification agreements with each of its current directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law if the director or officer was, is made, or is threatened to be made a party to any proceeding, other than a proceeding by or in the right of the registrant, for all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such proceeding, or, for all expenses actually and reasonably incurred by the director or officer in connection with any proceeding by or in the right of the registrant, in both cases, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and, in the case of a criminal proceeding, in addition, had no reason to believe his or her conduct was unlawful. The indemnification agreement also provides for, among other things, (i) partial indemnification of all expenses actually and reasonably incurred by the director or officer in the event that he or she was successful as to less than all of the claims in connection with any proceeding; (ii) that, in respect of any proceeding in which the registrant is jointly liable with the director or officer, to the fullest extent permitted by law, the registrant waives and relinquishes any right of contribution it may have against the director of officer; (iii) proportionate contribution by the registrant of all expenses actually incurred and paid or payable in the event the director or officer shall elect or be required to pay all or any portion of a judgment or settlement in any proceeding in which the registrant is jointly liable; and (iv) to the fullest extent permitted by law, that the registrant will advance the expenses incurred by or on behalf of the director or officer in connection with any eligible proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification by the registrant. The registrant also intends to enter into indemnification agreements with its future directors and executive officers.

        The registrant has purchased directors' and officers' liability insurance. The registrant believes that this insurance is necessary to attract and retain qualified directors and officers.

Item 16.    Exhibits.

        See the Exhibit Index, which follows the signature page and which is incorporated by reference herein.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(vii), or (xii) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus related, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

            The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

              (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

              (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Texas, on April 17, 2017.

DASEKE, INC.
By:	/s/ DON R. DASEKE
	Name:	Don R. Daseke
	Title:	Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 17, 2017.

/s/ DON R. DASEKE Don R. Daseke	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	April 17, 2017
* R. Scott Wheeler	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 17, 2017
/s/ ANGIE J. MOSS Angie J. Moss	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	April 17, 2017
* Daniel J. Hennessy	Vice Chairman of the Board of Directors	April 17, 2017
* Kevin M. Charlton	Director	April 17, 2017
* Jonathan Shepko	Director	April 17, 2017
* Mark Sinclair	Director	April 17, 2017
Brian Bonner	Director
Ron Gafford	Director

*By:	/s/ ANGIE J. MOSS Angie J. Moss Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Exhibit
2.1	†	Merger Agreement, dated as of December 22, 2016, by and among Daseke, Inc., Hennessy Capital Acquisition Corp. II, HCAC Merger Sub, Inc., and Don R. Daseke solely in his capacity as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the registrant on December 29, 2016).

3.1		Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant on March 3, 2017).

3.2		Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the registrant on March 3, 2017).

3.3		Bylaws (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 (File No. 333-205152) filed by the registrant on June 22, 2015).

4.1		Specimen stock certificate for the registrant's common stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant on March 3, 2017).

4.2		Specimen stock certificate for the registrant's 7.625% Series A Convertible Cumulative Preferred Stock (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by the registrant on March 3, 2017).

4.3		Specimen warrant certificate (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by the registrant on March 3, 2017).

4.4		Warrant Agreement, dated July 22, 2015 between Continental Stock Transfer & Trust Company and the registrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant on July 28, 2015).

4.5		Sponsor Warrants Purchase Agreement, dated May 11, 2015, among the registrant and Hennessy Capital Partners II LLC (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (No. 333-205152) filed by the registrant on June 22, 2015).

4.6		Form of Backstop and Subscription Agreement by and among the registrant, Hennessy Capital Partners II LLC and the investor(s) party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the registrant on December 29, 2016).

4.7		Amended and Restated Registration Rights Agreement, dated as of February 27, 2017, by and among the registrant, Daseke Companies, Inc. (f/k/a Daseke, Inc.), Hennessy Capital Partners II LLC, and certain security holders of the registrant party thereto (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by the registrant on March 3, 2017).

4.8		Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by the registrant on December 29, 2016).

4.9		Form of Subscription Agreement for 7.625% Series A Convertible Cumulative Preferred Stock by and among the registrant and the investor(s) party thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on December 29, 2016).

4.10		Securities Subscription Agreement by and among the registrant and the Hennessy Capital Partners II LLC (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed by the registrant on June 22, 2015).

Exhibit No.		Exhibit
4.11		Sponsor Share Forfeiture Agreement, dated December 22, 2016, by and among the registrant, HCAC Merger Sub, Inc., Daseke, Inc., and Don R. Daseke, solely in his capacity as the Stockholder Representative (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the registrant on December 29, 2016).

5.1	*	Opinion of Vinson & Elkins L.L.P.

5.2	*	Opinion of Ellenoff Grossman & Schole LLP

23.1	*	Consent of Grant Thornton LLP

23.2	*	Consent of WithumSmith+Brown, PC

23.3	*	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1)

23.4	*	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 5.2)

24.1	**	Power of Attorney

†
The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

*
Filed herewith

**
Previously filed